EXHIBIT 4.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN

THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN

OMITTED AND FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION PURSUANT TO

RULE 24B-2 OF THE SECURITIES EXCHANGE

ACT OF 1934, AS AMENDED

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into effective as of June 25th, 2007 (the “Effective Date”) by and between GPC Biotech AG, a German corporation, having its place of business at Fraunhoferstrasse 20, 82152 Martinsried/Munich, Germany (“GPC Biotech”); and Yakult Honsha Co. Ltd., a Japanese company, having a place of business at 1-19 Higashi Shimbashi 1-chome, Minato-ku, Tokyo, Japan (“Yakult”). GPC Biotech and Yakult are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Spectrum Pharmaceuticals, Inc. (f/k/a Neotherapeutics, Inc.) (“Spectrum”) has entered into that certain License Agreement with Johnson Matthey PLC (“J-M”), dated August 28, 2001, as amended (the “J-M License Agreement”), under which Spectrum has been granted a license, with the right to sublicense, under certain patent rights and other know-how and technology owned by J-M, including with respect to the platinum complex known as Satraplatin (as defined below);

WHEREAS, Spectrum granted rights with respect to Satraplatin to GPC Biotech, including exclusive sublicense rights under the J-M License Agreement, in that certain Co-Development and License Agreement between Spectrum and GPC Biotech, dated September 30, 2002 (the “Spectrum Agreement”);

WHEREAS, GPC Biotech is completing a Phase III registrational trial for the use of Satraplatin for the second-line treatment of hormone-refractory prostate cancer;

WHEREAS, Yakult and its Affiliates have specialized experience in, among other things, the development and commercialization of pharmaceutical compounds for the treatment of cancer in Japan; and

WHEREAS, GPC Biotech desires to grant a license to Yakult, and Yakult desires to obtain a license, to Develop and Commercialize (as defined below) Satraplatin in Japan in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Additional Indication” shall mean each indication other than the Initial Indication. For the avoidance of doubt, the Development of the Licensed Product for a different line of therapy for an indication that is already under Development shall be deemed to be a separate Additional Indication.

1.2 “Adverse Event Experience” shall mean an adverse experience required to be reported to a Regulatory Authority, including under the Pharmaceutical Affairs Law or Applicable Law in the United States.

1.3 “Affiliate” shall mean, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.4 “Applicable Law” shall mean applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time.

1.5 “Calendar Quarter” shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the term of this Agreement shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the term of this Agreement.

1.6 “Calendar Year” shall mean each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the term of this Agreement shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the term of this Agreement shall commence on January 1 of the year in which the term of this Agreement ends and end on the last day of the term of this Agreement.

1.7 “CDDP-based Price” shall mean the product of (a) the average NHI Drug Price for a 50mg vial of branded cisplatin at the time of Initial Regulatory Approval of the Licensed Product for the Initial Indication in Japan, multiplied by (b) 0.2682, and rounded to the next highest whole number. The Parties acknowledge and agree that as of the Effective Date, the approved price in Japan for a 50 mg vial of (i) “Randa” (marketed by Nippon Kayaku) is fifteen thousand nine hundred seventy Japanese Yen (JPY 15,970), and (ii) “Bripurachin” (marketed by Bristol-Myers Squibb) is fifteen thousand eight hundred five Japanese Yen (JPY 15,805), so the CDDP-based Price is (x) fifteen thousand eight hundred eighty-seven and five-tenths Japanese Yen (JPY 15,887.5) (i.e., the average of clauses (i) and (ii)), multiplied by (y) 0.2682, and rounded up to the next whole number, which is four thousand two hundred sixty-one Japanese Yen (JPY 4,261). If Yakult ceases to Commercialize a 50mg dosage of the Licensed Product, the CDDP-based Price shall be calculated based on the comparative average daily treatment costs of the standard dosage of Licensed Product and the standard dosage of branded cisplatin, incorporating reference pricing adjustments as mutually agreed by the Parties.

1.8 “Change of Control” shall mean, with respect to a Party or its ultimate parent corporation (or any successor thereto), (a) a merger, consolidation, share exchange or other similar transaction involving such Party and any Third Party which results in the holders of the outstanding voting securities of such Party immediately prior to such merger, consolidation, share exchange or other similar transaction ceasing to hold more than fifty percent (50%) of the combined voting power of the surviving, purchasing or continuing entity immediately after such merger, consolidation, share exchange or other similar transaction, (b) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets which relate to this Agreement or (c) any transaction or series of related transactions in which a Third Party acquires the ability to control decisions of financial or business policies (as defined by Applicable Law) of such Party.

1.9 “Clinical Data” shall mean all information with respect to the Licensed Product and the Licensed Compound made, collected or otherwise generated in the performance of or in connection with the Clinical Studies or the Post Approval Studies, including any data, reports and results with respect thereto.

1.10 “Clinical Studies” shall mean Phase I, Phase II, Phase III, Pivotal Studies and such other tests and studies in patients that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals, but excluding Post Approval Studies.

1.11 “Combination Product” shall mean a Licensed Product that contains the Licensed Compound as an active ingredient together with one or more other active ingredients that are sold either as a fixed dose or as separate doses in a single package.

1.12 “Commercialization” shall mean any and all activities (whether before or after Regulatory Approval) directed to the marketing, detailing and promotion of the Licensed Product and shall include pre-launch and post-launch marketing, promoting, detailing, marketing research, distributing, packaging, labeling, offering to commercially sell and commercially selling the Licensed Product, importing, exporting or transporting the Licensed Product for commercial sale and regulatory affairs with respect to the foregoing, but shall not include Post Approval Studies or Manufacturing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have corresponding meanings.

1.13 “Commercially Reasonable Efforts” shall mean, with respect to the Development or Commercialization of the Licensed Product, as the case may be, efforts and resources commonly used in the research-based pharmaceutical industry by companies similarly situated to the applicable Party, but in no event less than those efforts and resources commonly used by companies similarly situated to the applicable Party as of the Effective Date, for an internally-developed product of similar commercial potential at a similar stage in its lifecycle. Commercially Reasonable Efforts shall be determined on a market-by-market basis and, with respect to Yakult, without regard to any payments owed to GPC Biotech under Sections 6.1 and 6.2. When used as an adjective, “Commercially Reasonable” shall mean using Commercially Reasonable Efforts.

1.14 “Competitive Program” shall mean a clinical development program in a phase II or phase III stage or later anywhere in the Territory or commercialization activity (including marketing or promotion) in Japan by a Third Party that involves a compound or product (other than the Licensed Product) [***].

1.15 “Control” shall mean possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Article 2), to assign or grant a license, sublicense or other right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. “Controlled” shall be interpreted accordingly.

1.16 “Corporate Names” shall mean (a) in the case of GPC Biotech, the Trademark “GPC BIOTECH” and the GPC Biotech corporate logo or such other names and logos as GPC Biotech may designate in writing from time to time and (b) in the case of Yakult, the Trademark “YAKULT” and the Yakult corporate logo or such other names and logos as Yakult may designate in writing from time to time, in each case ((a) and (b)), together with any variations and derivatives thereof.

1.17 “Derivative Compound” shall mean an analog or derivative of the Licensed Compound. For clarity, a Derivative Compound is not an Improvement.

1.18 “Development” shall mean all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control related to the foregoing manufacturing activities, Clinical Studies and Post Approval Studies of the Licensed Product, including manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities otherwise requested or required by a Regulatory Authority as a condition or in support of (or intended to support) obtaining or maintaining a Regulatory Approval of the Licensed Product. When used as a verb, “Develop” shall mean to engage in Development.

1.19 “Docetaxel-based Price” shall mean the product of (a) the average NHI Drug Price for an 80mg vial of branded docetaxel at the time of Initial Regulatory Approval of the

***	Confidential treatment requested.

Licensed Product for the Initial Indication in Japan, multiplied by (b) 0.0875, and rounded to the next highest whole number. The Parties acknowledge and agree that as of the Effective Date, the sole 80mg vial of branded docetaxel approved for sale in Japan is “Taxotere” (marketed by Sanofi Aventis), with an NHI Drug Price of seventy thousand eight hundred ninety-three Japanese Yen (JPY 70,893), multiplied by 0.0875, and rounded up to the next whole number, which is six thousand two hundred three Japanese Yen (JPY 6,203). If Yakult ceases to Commercialize a 50mg dosage of the Licensed Product, the Docetaxel-based Price shall be calculated based on the comparative average daily treatment costs of the standard dosage of Licensed Product and the standard dosage of branded docetaxel, incorporating reference pricing adjustments as mutually agreed by the Parties.

1.20 “Drug Approval Application” shall mean a New Drug Application (an “NDA”) as defined in the FFDCA and the regulations promulgated thereunder, or any corresponding foreign marketing approval application in the Territory.

1.21 “Effective Date” shall mean the effective date of this Agreement as set forth in the preamble to this Agreement.

1.22 “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

1.23 “FFDCA” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time.

1.24 “Field” shall mean the use of the Licensed Product for the purpose of treating cancer in humans and the sale of the Licensed Product for such purpose.

1.25 “Generic Product” shall mean a pharmaceutical product that (a) contains Satraplatin, (b) is approved for sale in Japan after the expiration of the Regulatory Exclusivity Period for the Licensed Product and (c) is sold for use or consumption in the Field in Japan by a Third Party.

1.26 “GPC Biotech Invention” shall mean any Information, invention or Improvement conceived, reduced to practice, discovered, developed or otherwise made, by or on behalf of GPC Biotech or its Affiliates in connection with the work conducted under or in connection with this Agreement, whether or not patentable, but excluding any Joint Inventions.

1.27 “GPC Biotech Know-How” shall mean all Information, including any Product-Specific Inventions and GPC Biotech Inventions, and all Clinical Data, in each case that is Controlled by GPC Biotech or its Affiliates as of the Effective Date or during the term of this Agreement that is not generally known and (a) is developed or acquired by or licensed to GPC Biotech or any of its Affiliates under or in connection with this Agreement or otherwise used by or on behalf of GPC Biotech or any of its Affiliates in the Development or Commercialization of the Licensed Product or (b) is necessary for the Development or Commercialization of the Licensed Product in the Field in Japan, but excluding any information to the extent covered or claimed by published GPC Biotech Patents and published Joint Patents and any Joint Know-How.

1.28 “GPC Biotech Patents” shall mean all of the Patents that GPC Biotech and its Affiliates Control as of the Effective Date, as set forth on Exhibit A, or during the term of this Agreement, the practice of which are necessary (or, with respect to Patent applications, would be necessary if such Patent applications were to issue as Patents) for the Development or Commercialization of the Licensed Product in the Field in Japan, including those that claim or cover the Licensed Product, but excluding any Joint Patents.

1.29 “GPC Biotech Territory” shall mean the entire world, other than Japan.

1.30 “ICH” shall mean the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.31 “Improvement” shall mean any modification, variation or revision to a compound, product or technology or any discovery, technology, device or process or formulation related to such compound, product or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, manufacture (including any manufacturing process), ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such compound, product or technology, any discovery or development of any new or expanded indications for such compound, product or technology (including any Additional Indications) or any discovery or development that improves the stability, safety or efficacy of such compound, product or technology; provided, however, that Improvements shall exclude any Derivative Compounds.

1.32 “IND” shall mean an investigational new drug application filed with the FDA for authorization to commence Clinical Studies or Post Approval Studies and its equivalent application or filing in other countries or regulatory jurisdictions, including any modification thereof.

1.33 “Information” shall mean all information including (a) techniques, information, data, inventions, trade secrets, technology, means, practices, methods, processes, practices, procedures, formulae, instructions, skills, knowledge, know-how, skills, ideas, experiences, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, test data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, pre-clinical and clinical test data), analytical, safety and quality control data and information (including study designs and protocols), technical, scientific, marketing, pricing, distribution, cost and sales information, and (b) compositions of matter, assays and biological materials, in each case ((a) and (b)), whether or not confidential, proprietary, patented or patentable, and in written, electronic or any other form now known or hereafter developed, but excluding Clinical Data and Regulatory Documentation.

1.34 “Initial Indication” shall mean the second-line treatment of hormone-refractory prostate cancer.

1.35 “Initial Regulatory Approval” of the Licensed Product for an indication shall mean (a) with respect to the United States, the first approval by FDA or (b) with respect to Japan, the first marketing approval by MHLW, of the Drug Approval Application with respect to the Licensed Product for such indication.

1.36 “Intellectual Property Rights” shall mean Trademarks, registered designs, design rights, copyrights (including rights in computer software), database rights, trade secrets and any rights or property similar to any of the foregoing (other than Patents) in any part of the Territory whether registered or not registered together with the right to apply for the registration of any such rights.

1.37 “Knowledge” shall mean the actual knowledge or good faith understanding of the managing directors, vice presidents, senior vice presidents, president or chief executive officer of a Party of the facts and information then in their possession without any duty to conduct any investigation with respect to such facts and information and “Knowingly” shall mean, with respect to any action, to take such action with Knowledge.

1.38 “Licensed Compound” shall mean Satraplatin, including any Improvements thereto.

1.39 “Licensed Product” shall mean any form, mode of administration or dosage of a pharmaceutical composition or preparation that contains the Licensed Compound as an active ingredient, including any Improvements thereto.

1.40 “Litigable Matter” shall mean any dispute between the Parties (or their representatives on the SC) concerning (a) the validity, interpretation or construction of, compliance with, or breach of, this Agreement or (b) the validity, scope, enforceability, inventorship or ownership of Intellectual Property Rights.

1.41 “Major Meetings” shall mean meetings (in person or otherwise) scheduled with the Regulatory Authorities in Japan concerning the Licensed Product (including Clinical Study consultations, advisory committee meetings and any other meetings of experts convened by a Regulatory Authority concerning any topic relevant to the Licensed Product of which a Party has been notified) that would constitute type “A,” “B” or “C” meetings in the United States, or the equivalent thereof in Japan, Pre-NDA meetings or meetings relating to Product Labeling.

1.42 “Manufacture” and “Manufacturing” shall mean all activities related to the production, manufacture, processing, filling, finishing, shipping and holding of the Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, quality assurance and quality control.

1.43 “MHLW” shall mean the Japanese Ministry of Health, Labor and Welfare and any of its subsidiary agencies or local governments responsible for pharmaceutical matters, or any successor agency thereto.

1.44 “Net Sales” shall mean, for any period, the gross amount invoiced by Yakult and its Affiliates for the sale of Licensed Product in an arm’s length transaction exclusively for money (the “Invoiced Sales”), after deduction of (a) costs of shipping to wholesalers, which shall be three percent (3%) of the Invoiced Sales amount for such period, (b) normal trade discounts, including retroactive price discount rebates, (c) any credits actually given by Yakult for returned or defective products (as determined by Yakult in accordance with its standard accounting practices, consistently applied) and (d) any other costs of packing, insurance, carriage and freight and VAT or other sales tax and, in the case of export orders, any import duties or similar applicable governmental levies or export insurance costs expressly subject in all cases to the same being separately charged on customer invoices, which costs described in this subsection (d) in any event shall not exceed two percent (2%) of the Invoiced Sales amount for such period. For clarity, neither Yakult nor any of its Affiliates shall sell or dispose of Licensed Product other than in an arm’s length transaction exclusively for money.

Notwithstanding the foregoing, in the event that the Licensed Product is sold in conjunction with another proprietary component so as to be a Combination Product (whether packaged together or in the same therapeutic formulation), Net Sales shall be calculated by multiplying the Net Sales of such Combination Product by a fraction, the numerator of which shall be the fair market value of the Licensed Product if sold separately and the denominator of which shall be the aggregate fair market value of all the proprietary active components of such Combination Product, including the Licensed Product, if sold separately (as determined by Yakult in accordance with its standard accounting practices, consistently applied). In the event that no such separate sales are made by Yakult or its Affiliates, Net Sales of the Combination Product shall be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith, prior to any sale of such Combination Product, which shall be based upon the respective estimated commercial values of the proprietary active components of such Combination Product.

Notwithstanding the foregoing, in the event that the Licensed Product is sold together with any other product(s) for a single price, Net Sales shall be calculated as the market price of the Licensed Product as if sold separately.

Yakult’s transfer of Licensed Product to an Affiliate shall not result in any Net Sales, unless the Licensed Product is consumed by such Affiliate in the course of its commercial activities.

1.45 “NHI Drug Price” shall mean the price of a pharmaceutical product listed on the National Health Insurance Drug Price List.

1.46 “Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)) and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.47 “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.48 “Pharmaceutical Affairs Law” shall mean the Japanese Pharmaceutical Affairs Law (Law No. 145 of 1960), as amended, and all applicable enforcement ordinances.

1.49 “Pharmion Agreement” shall mean that certain Co-Development and License Agreement between Pharmion GmbH (“Pharmion”) and GPC Biotech, dated December 19, 2005 to develop and commercialize Satraplatin in Europe, the Middle East, the ANZ Territory and any portion of Cyprus not otherwise included in Europe (as all such terms are defined in the Pharmion Agreement).

1.50 “Phase I” shall mean a human clinical trial of the Licensed Product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities or agreed at ICH, from time to time, pursuant to Applicable Law or otherwise.

1.51 “Phase II” shall mean a human clinical trial of the Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population or a similar clinical study prescribed by the Regulatory Authorities or agreed at ICH, from time to time, pursuant to Applicable Law or otherwise.

1.52 “Phase III” shall mean a human clinical trial of the Licensed Product on a sufficient number of subjects that is designated to establish that a pharmaceutical product is safe and efficacious for its intended use and to determine warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support marketing approval of the Licensed Product, including all tests and studies that are required by the relevant Regulatory Authorities or agreed at ICH, from time to time, pursuant to Applicable Law or otherwise. A Phase III clinical trial shall be deemed to have commenced when the first patient has been enrolled in a Pivotal Study, even if such Pivotal Study is also a Phase II clinical trial.

1.53 “Pivotal Study” shall mean a human clinical trial of the Licensed Product intended to support the filing of an approvable Drug Approval Application, without the conduct of any further clinical trials.

1.54 “Post Approval Study” shall mean a human clinical study or other test or study with respect to the Licensed Product for an indication that (a) is conducted solely in support of pricing or reimbursement for the Licensed Product in a country or (b) is not required to obtain or maintain Regulatory Approval for the Licensed Product for such indication (for clarity, any human clinical study that is intended to expand the Product Labeling for the Licensed Product shall be a Clinical Study). Subject to the foregoing, Post Approval Studies may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies and health economics studies.

1.55 “Product Labeling” shall mean (a) the Regulatory Authority-approved full prescribing information for the Licensed Product, including any required patient information; and (b) all labels and other written, printed or graphic matter upon an container, wrapper or any package insert utilized with or for the Licensed Product.

1.56 “Product Trademarks” shall mean (a) the Trademark(s) for the Licensed Product Controlled by GPC Biotech during the term of this Agreement and used or intended for use in connection with the Commercialization of Licensed Products, and (b) such other Trademarks designated by GPC Biotech in accordance with Section 4.4.4, and any registrations thereof or any pending applications relating thereto.

1.57 “Promotional Materials” shall mean all sales representative training materials with respect to the Licensed Product and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, direct mail, medical information/education monographs, Internet postings and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by a Party or its Affiliates, in connection with any promotion of the Licensed Product, except Product Labeling for the Licensed Product.

1.58 “Quality Agreement” shall mean the quality agreement to be executed by the Parties after the Effective Date, subsequent to the approval by MHLW of the product specifications for the Licensed Product, in connection with the supply of Licensed Product in capsule form by GPC Biotech to Yakult.

1.59 “Regulatory Approval” shall mean, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market the Licensed Product in such country, including, where applicable, (a) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing permit, approval or authorization related thereto), (b) pricing or reimbursement approval in such country, (c) labeling approval and (d) technical, medical and scientific licenses.

1.60 “Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Development, Manufacture or Commercialization of the Licensed Compound or the Licensed Product in the Territory, including the MHLW.

1.61 “Regulatory Documentation” shall mean all applications, registrations, licenses, permits, authorizations and approvals (including all Regulatory Approvals), all good laboratory practices, good manufacturing practices and good clinical practices certificates, all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to the Licensed Product and all data contained in any of the foregoing, including all INDs, Drug Approval Applications, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files, but excluding any Clinical Data.

1.62 “Regulatory Exclusivity Period” shall mean, with respect to a Licensed Product approved for an indication, any period of data, market or other regulatory exclusivity, including any such periods listed in the FDA’s Orange Book and all international equivalents, and including exclusivity granted for any additional indication or any modification thereof as determined by a Regulatory Authority.

1.63 “Satraplatin” shall mean the platinum complex af-bis(acetato)-b-ammine-cd-dichloro-e-(cyclohexylamine)platinum(IV).

1.64 “Satraplatin Price” shall mean the current NHI Drug Price for a 50mg capsule of the Licensed Product in Japan. If Yakult ceases to Commercialize a 50mg dosage of the Licensed Product, the Satraplatin Price shall be calculated based on the average daily treatment costs of the standard dosage of Licensed Product.

1.65 “Spectrum Agreement” shall have the meaning set forth in the recitals. A redacted copy of the Spectrum Agreement is on file with the United States Securities and Exchange Commission, as Exhibit 10.1 to GPC Biotech’s Form F-1, dated June 9, 2004.

1.66 “Supply Agreement” shall mean the agreement for supply of Licensed Product in capsule form by GPC Biotech to Yakult to be executed by the Parties after the Effective Date.

1.67 “Supply Price” shall mean, with respect to the Licensed Product for any period, the purchase price payable by Yakult for all Licensed Product ordered pursuant to the Supply Agreement during such period calculated in accordance therewith.

1.68 “Territory” shall mean the GPC Biotech Territory and Japan.

1.69 “Third Party” shall mean any Person other than GPC Biotech, Yakult and their respective Affiliates.

1.70 “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.71 “United States” or “U.S.” shall mean the United States of America, including its territories and possessions, the District of Columbia and Puerto Rico.

1.72 “Valid Claim” shall mean, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country; or (b) a claim of a pending Patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided, however, that if a claim of a patent application has been pending for more than seven (7) years, such claim shall not constitute a Valid Claim for purposes of this Agreement unless and until a Patent issues with such claim.

1.73 “Working Day” shall mean a day other than a Saturday or Sunday or any national holiday in Germany or Japan.

1.74 “Yakult Know-How” shall mean all Information, including any Yakult Non-Product Specific Inventions, and all Clinical Data, in each case that is Controlled as of the Effective Date or during the term of this Agreement by Yakult or any of its Affiliates that is not generally known and (a) is developed or acquired by or licensed to Yakult or any of its Affiliates under or in connection with this Agreement or otherwise used by or on behalf of Yakult or any of its Affiliates in the Development, Manufacture or Commercialization of the Licensed Compound or the Licensed Product or (b) is necessary for the Development, Manufacture or Commercialization of the Licensed Compound or the Licensed Product, but excluding any information to the extent covered or claimed by published Yakult Patents or published Joint Patents and any Joint Know-How.

1.75 “Yakult Patents” shall mean all Patents Controlled by Yakult and any of its Affiliates, the practice of which are necessary (or with respect to Patent applications, would be necessary if such Patent applications were to issue as Patents) for the Development, Manufacture or Commercialization of the Licensed Compound or the Licensed Product, including those that claim or cover the Licensed Compound or the Licensed Product or the Yakult Know-How, or the Development, Manufacture or Commercialization thereof, but excluding any Joint Patents.

Additional Defined Terms. The following additional defined terms shall have the meanings set forth in the sections of this Agreement listed below:

Defined Term	Section Where Defined
“Agreement”	Preamble
“Alliance Manager”	5.7.1
“Arbitration Matter”	14.6.2
“Arbitration Rules”	14.6.2
“Commercialization Plan”	4.2.1
“Complaint”	8.1
“Confidential Information”	10.1
“Development Plan”	3.2.1
“Dispute”	14.6
“Expert”	14.6.2(b)(i)
“GPC Biotech”	Preamble
“GPC Biotech Regulatory Documentation”	7.1.4(b)
“GPC Biotech Resolved Committee Matter”	5.5.1
“Indemnification Claim Notice”	12.3
“Indemnified Party”	12.3
“Initial Development Plan”	3.2.1(a)
“initial pursuing Party”	7.3.1
“Invoiced Sales”	1.44
“J-M”	Recitals

Defined Term	Section Where Defined
“J-M License Agreement”	Recitals
“Joint Intellectual Property Rights”	7.1.5
“Joint Inventions”	7.1.5
“Joint Know-How”	7.1.5
“Joint Patents”	7.1.5
“LIBOR”	6.7
“Losses”	12.1
“Markings”	4.4.2
“Merger Party”	13.4.2
“NDA”	1.20
“Non-Breaching Party”	13.2.1
“Notified Party”	13.2.1
“Party” and “Parties”	Preamble
“Payment Statement”	6.4.1
“Payments”	6.6.1
“Pharmacovigilance Agreement”	8.3
“Pharmion”	1.49
“Product-Specific Inventions”	7.1.2
“Publication”	10.6.1
“Recall Costs”	9.2
“Royalty Payment”	6.2
“Royalty Payment Floor”	6.2
“Spectrum”	Recitals
“Spectrum Agreement”	Recitals
“Steering Committee” or “SC”	5.1.1
“Third Party Claims”	12.1
“Third Party Payment”	7.4.1
“Transfer Charge”	6.2
“Transfer Rates”	6.2
“True-Up Payment”	6.2
“Unresolved Committee Matter”	5.5
“VAT”	6.6.2
“Working Group”	5.8
“Yakult”	Preamble
“Yakult Change of Control Notice”	13.4.2
“Yakult Non-Product Specific Invention”	7.1.1
“Yakult Regulatory Documentation”	7.1.4(a)
“Yakult Resolved Committee Matter”	5.5.1

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants to Yakult. Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Spectrum Agreement and the Pharmion Agreement, GPC Biotech (on behalf of itself and its Affiliates) hereby grants to Yakult:

2.1.1 an exclusive (including with regard to GPC Biotech and its Affiliates), royalty-bearing license, without the right to grant sublicenses, under the GPC Biotech Patents, the GPC Biotech Know-How, the Joint Patents (to the extent Controlled by GPC Biotech) and the Joint Know-How (to the extent Controlled by GPC Biotech) to obtain, maintain and hold Regulatory Approvals for, and to Commercialize the Licensed Product in the Field in, Japan;

2.1.2 a non-exclusive, royalty-bearing license, without the right to grant sublicenses, under the GPC Biotech Patents, the GPC Biotech Know-How, the Joint Patents (to the extent Controlled by GPC Biotech) and the Joint Know-How (to the extent Controlled by GPC Biotech) to Develop (but not to Manufacture) the Licensed Product in the Field in the Territory, solely for purposes of exercising its rights under Section 2.1.1;

2.1.3 an exclusive (including with regard to GPC Biotech and its Affiliates), royalty-bearing license and right of reference and access in Japan, without the right to grant sublicenses or further rights of reference and access, under GPC Biotech’s right, title and interest in and to any and all GPC Biotech Regulatory Documentation with respect to the Licensed Product as necessary to exercise its rights under the grants in Sections 2.1.1 and 2.1.2;

2.1.4 subject to Section 2.3, an exclusive (including with regard to GPC Biotech and its Affiliates), royalty-bearing license in Japan, without the right to grant sublicenses, to use the Product Trademarks as necessary to exercise its rights under the grants in Sections 2.1.1 and 2.1.2; and

2.1.5 subject to Sections 2.3 and 7.1.6, a non-exclusive license, without the right to grant sublicenses, to use certain of GPC Biotech’s Corporate Names as necessary to exercise Yakult’s rights under the grants set forth in Section 2.1, as specifically designated by GPC Biotech with respect to a country or as required by Applicable Law to identify GPC Biotech as having Developed, Manufactured or Commercialized the Licensed Product sold in such country, and for no other purpose.

Yakult acknowledges that (a) the GPC Biotech Know-How and the information included in the GPC Biotech Regulatory Documentation are secret and substantial and that without GPC Biotech Know-How and the GPC Biotech Regulatory Documentation, Yakult would not be able to obtain and maintain Regulatory Approvals, (b) such Regulatory Approvals will allow Yakult to obtain and maintain Regulatory Exclusivity Periods with respect to the Licensed Product, (c) access to GPC Biotech Know-How, the rights with respect to the GPC Biotech Regulatory Documentation and such Regulatory Approvals and the license to the Product Trademark will provide Yakult with a competitive advantage in the marketplace beyond the exclusivity afforded by the GPC Biotech Patents and the Regulatory Exclusivity Period and (d) the payments set forth in Section

6.1.2 and the Royalty Payments in Section 6.2 are, in part, intended to compensate GPC Biotech for such exclusivity and such competitive advantage. The Parties agree that the Royalty Payments reflect a reasonable allocation of the values provided by GPC Biotech to Yakult.

2.2 Retention of Rights. Except as expressly set forth herein, GPC Biotech grants no other right or license under, and reserves all right, title and interest in and to, the GPC Biotech Patents, the GPC Biotech Know-How, the Joint Patents (to the extent Controlled by GPC Biotech) and the Joint Know-How (to the extent Controlled by GPC Biotech), GPC Biotech’s Corporate Names, the GPC Biotech Regulatory Documentation and the Product Trademarks. Nothing herein shall be construed to grant Yakult the right to obtain, maintain or hold Regulatory Approvals in the GPC Biotech Territory.

2.3 Use of Trademarks and Corporate Names.

2.3.1 GPC Biotech shall have the sole right to own and, subject to Section 4.4.4 with respect to Japan, determine the Product Trademarks to be used with respect to the Development, Commercialization and other use of the Licensed Product on a worldwide basis. Yakult shall not, and shall not permit its Affiliates to use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks. Yakult shall, and shall cause its Affiliates to, (a) conform to the customary industry standards for the protection of Trademarks for pharmaceutical products and such guidelines of GPC Biotech (as provided in writing by GPC Biotech) with respect to manner of use of the Product Trademarks and (b) maintain the quality standards of GPC Biotech with respect to the goods sold and services provided in connection with the Product Trademarks. Yakult shall, and shall cause its Affiliates to, use commercially reasonable efforts not to do any act which endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks. Yakult shall not, and shall not permit its Affiliates to, attack, dispute or contest the validity of or ownership of the Product Trademarks anywhere in the Territory or any registrations issued or issuing with respect thereto. Yakult acknowledges and agrees that no ownership rights in the Product Trademarks are vested or created anywhere in the Territory by the licenses and other rights granted in Section 2.1 and that all use of the Product Trademarks by Yakult and its Affiliates, whether in combination with or apart from Yakult’s Corporate Names, including any goodwill generated in connection therewith, inures to the benefit of GPC Biotech, and GPC Biotech may call for a confirmatory assignment thereof. Yakult shall execute any documents required in the reasonable opinion of GPC Biotech to be entered as a “registered user” or recorded licensee of the Product Trademarks or to be removed as registered user or licensee thereof.

2.3.2 With respect to any Corporate Names licensed to Yakult under Section 2.1.5, Yakult shall not, and shall not permit its Affiliates to use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of GPC Biotech’s Corporate Names. Yakult shall, and shall cause its Affiliates to, (a) conform to the customary guidelines of GPC Biotech (as provided in writing by GPC Biotech) with respect to manner of use of GPC Biotech’s Corporate Names, and (b) maintain the quality standards of GPC Biotech with respect to the goods sold and services provided in connection with such Corporate Names. Yakult shall, and shall cause its Affiliates to, use commercially reasonable efforts not to do any act which endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to GPC Biotech’s Corporate Names. Yakult shall not, and shall not permit its Affiliates to, attack, dispute or contest the validity of or ownership of GPC Biotech’s Corporate Names anywhere in the Territory or any registrations issued or issuing with respect thereto. Yakult acknowledges and agrees that no ownership rights in GPC Biotech’s Corporate Names are vested or created anywhere in the Territory by the licenses and other rights granted in Section 2.1.5, and that all use of GPC Biotech’s Corporate Names by Yakult and its Affiliates, whether in combination with or apart from Yakult’s Corporate Names, including any goodwill generated in connection therewith, inures to the benefit of GPC Biotech, and GPC Biotech may call for a confirmatory assignment thereof. Yakult shall execute any documents required in the reasonable opinion of GPC Biotech to be entered as a “registered user” or recorded licensee of GPC Biotech’s Corporate Names or to be removed as registered user or licensee thereof.

2.4 Grants to GPC Biotech. Subject to the terms and conditions of this Agreement, Yakult (on behalf of itself and its Affiliates) hereby grants to GPC Biotech:

2.4.1 a royalty-free license, with the right to sublicense through multiple tiers of sublicensees, under the Yakult Patents, the Yakult Know-How, the Joint Patents (to the extent Controlled by Yakult) and the Joint Know-How (to the extent Controlled by Yakult) to Develop, Manufacture, Commercialize and otherwise use the Licensed Compound and the Licensed Product in a manner not in conflict with the terms of this Agreement, which license shall be exclusive in the GPC Biotech Territory; and

2.4.2 a royalty-free license and right of reference and access, with the right to grant sublicenses and further rights of reference and access, under Yakult’s right, title and interest in and to any and all Yakult Regulatory Documentation with respect to the Licensed Product as necessary to Develop, Manufacture, Commercialize and otherwise use the Licensed Compound and the Licensed Product in a manner not in conflict with the terms of this Agreement, which license shall be exclusive in the GPC Biotech Territory.

Nothing in this Section 2.4 shall be construed to grant GPC Biotech the right to obtain, maintain or hold Regulatory Approvals in Japan.

2.5 Additional Actions.

2.5.1 GPC Biotech shall, at Yakult’s cost and expense, execute all documents (including documents in Japanese, provided Yakult provides correct and complete English translations thereof in advance of GPC Biotech’s execution) and take all actions that Yakult reasonably deems necessary to register and record Yakult’s rights and interests granted pursuant to Section 2.1.

2.5.2 Yakult shall, at GPC Biotech’s cost and expense, execute all documents and take all actions that GPC Biotech reasonably deems necessary to register and record GPC Biotech’s rights and interests granted pursuant to Section 2.4.

ARTICLE 3

DEVELOPMENT AND REGULATORY

3.1 Development of the Licensed Product.

3.1.1 Diligence. Under the oversight of the SC, Yakult shall use Commercially Reasonable Efforts, at its sole cost and expense, to Develop and obtain Regulatory Approval for the Licensed Product in Japan expeditiously and efficiently. Without limitation to the foregoing sentence, Yakult shall:

(a) perform the responsibilities assigned to it under the Development Plan in accordance therewith;

(b) spend no less than Five Hundred Million Japanese Yen (JPY 500,000,000) for the Development of the Licensed Product in Japan during the term of this Agreement;

(c) file an IND for a Pivotal Study for the Licensed Product for the Initial Indication within three (3) months after the date that Yakult first meets with the Pharmaceutical Medicine and Device Agency for consultation to obtain approval for such study;

(d) file a Drug Approval Application for the Licensed Product for the Initial Indication as soon as reasonably possible, but in no event more than six (6) months after completion of the Clinical Study report for the Pivotal Study described in clause (c); and

(e) conduct a Pivotal Study for the Licensed Product for an Additional Indication, provided that Yakult shall have no such obligation unless and until GPC Biotech or its licensee commences a second Pivotal Study for the Licensed Product for an Additional Indication in the GPC Biotech Territory.

Without GPC Biotech’s prior written consent, Yakult may contract with Third Party contract research organizations solely for carrying out, on behalf of Yakult, Clinical Studies or non-clinical studies with respect to the Licensed Product, conducted pursuant to the Development Plan.

3.1.2 Compliance. Yakult shall perform or cause to be performed, any and all of its Development obligations under this Agreement in good scientific manner, and in compliance with all Applicable Law, and shall endeavor to achieve the objectives of the Development Plan diligently and efficiently by allocating sufficient time, effort, equipment and skilled personnel to complete such Development activities successfully and promptly.

3.2 Development Plan and Implementation.

3.2.1 Development Plan.

(a) The Development of the Licensed Product in Japan shall be governed by a comprehensive, four (4)-year plan and budget, detailing such Development on an activity-by-activity and year-by-year basis (the “Development Plan”). As of the Effective Date, the Parties have agreed to an initial plan for the Development of the Licensed Product for the Initial Indication (the “Initial Development Plan”). Within ninety (90) days after the Effective Date, the Parties shall prepare and propose to the SC for its review and approval the Development Plan, and upon approval by the SC, the Development Plan shall replace the Initial Development Plan. Thereafter, at least annually, the Parties shall review the Development Plan and shall make amendments thereto (as proposed by one or both Parties through its representatives on the SC) with respect to the Development of the Licensed Product in accordance with Section 3.2.1(b).

(b) Either Party, through its representatives on the SC, may propose amendments to the Development Plan, including modifications to a Clinical Study or Post Approval Study already initiated and ongoing under the Development Plan or the addition of new Clinical Studies for Additional Indications for the Licensed Product (including for a higher line of therapy for an indication that is already under Development) and Post Approval Studies for the Licensed Product. Any and all such changes and updates shall be subject to approval by the SC as set forth in Section 5.4. Any Dispute in the SC concerning the approval of a proposed amendment shall be resolved in accordance with Section 5.5.

3.3 Regulatory Matters in Japan.

3.3.1 Preparation of Regulatory Submissions. Under the oversight of the SC, Yakult shall, at its sole cost and expense, prepare, obtain and maintain, Regulatory Approvals for the Licensed Product in Japan; provided, however, that if Applicable Law in Japan requires that GPC Biotech (or its Third Party supplier under the Supply Agreement) obtain and maintain a foreign manufacturer registration, Yakult shall, at GPC Biotech’s reasonable cost and expense, provide GPC Biotech (or such Third Party supplier) such assistance as GPC Biotech reasonably may request. Ownership of Regulatory Approvals and related submissions within Japan relating to the Licensed Product shall be governed by Section 7.1.4.

3.3.2 Communications with Regulatory Authorities.

(a) In General. Yakult shall be responsible for any communications with the Regulatory Authorities occurring or required in connection with the Development of the Licensed Product in Japan, including performing its responsibilities set forth in Section 3.3.1, and shall designate a representative to serve as the designated regulatory official with respect to such communications.

(b) Written Communications. Yakult shall prepare and submit to the SC for its review and comment, a summary written in English of all draft material submissions (including any supplements, variations or modifications thereto) to the Regulatory Authorities in Japan. The SC shall have the right to expeditiously review and comment on the content and subject matter of, and strategy for, each Drug Approval Application and other filing for Regulatory Approval, all correspondence submitted to the Regulatory Authorities related to the design of Clinical Studies and Post Approval Studies, including Clinical Study notifications, and all proposed Product Labeling for the Licensed Product and related communications and decisions with the Regulatory Authorities (including the final approved Product Labeling for the

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Licensed Product and any changes thereto); provided, however, Yakult shall not be required to delay any submission to the applicable Regulatory Authorities if the SC does not provide its comments within a reasonable time after receipt of such proposed material submissions, taking into account any submission deadlines imposed by the Regulatory Authorities. Without limiting the foregoing, Yakult shall promptly provide GPC Biotech with a summary written in English of (i) all material written or electronic communications received by Yakult or its Affiliates, from, or forwarded by Yakult or its Affiliates to, the Regulatory Authorities with respect to obtaining or maintaining any Regulatory Approvals in Japan or any other Yakult Activities, and (ii) all written records of discussions produced by Yakult or its Affiliates, in each case ((i) and (ii)) within seven (7) Working Days of receiving, forwarding or producing any of the foregoing.

(c) Adverse Event Experiences. Without limitation to anything contained in this Section 3.3.2, each Party shall provide to the other Party documentation (along with English translations thereof, as applicable), concerning Adverse Event Experiences required to be reported to a Regulatory Authority pursuant to Applicable Law in accordance with Article 8.

3.3.3 Meetings with Regulatory Authorities. Yakult shall provide GPC Biotech with prior written notice of any Major Meeting promptly after Yakult receives notice of the scheduling of such Major Meeting, when practicable, within such time period as may be necessary in order to give GPC Biotech a reasonable opportunity to attend such Major Meeting. GPC Biotech shall be entitled to have reasonable representation present at all such Major Meetings relating to the Licensed Product in Japan. Yakult, through the SC, shall use reasonable efforts to agree in advance on the scheduling of such Major Meetings and on the objectives to be accomplished at, and the agenda for, such meetings. Yakult shall promptly forward to GPC Biotech, within seven (7) Working Days thereafter, English translations of all meeting minutes and summaries of all Major Meetings, as well as any significant written communications received from representatives of the Regulatory Authorities relating thereto.

3.3.4 Pricing and Reimbursement Approvals. Yakult shall take the lead in all pricing and reimbursement approval proceedings relating to the Licensed Product in Japan. Yakult shall provide GPC Biotech with reasonable advance notice of all such meetings and a summary in English translation of all related material documents (including documents to be submitted in connection with pricing and reimbursement approvals) and other relevant information relating to such meetings.

3.3.5 Regulatory Records. Yakult shall maintain, or cause to be maintained, records of its Development activities with respect to the Licensed Product in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its Development activities, and which shall be retained by Yakult for at least three (3) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. GPC Biotech (or its designee) shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such Yakult records, except to the extent that Yakult reasonably determines that such records contain Confidential Information that is not licensed to GPC Biotech, or to which GPC Biotech does not otherwise have a right hereunder. Yakult shall provide GPC Biotech with such additional information regarding the Development of the Licensed Product as GPC Biotech may reasonably request from time to time.

3.4 Information Disclosure. Yakult shall, and shall cause its Affiliates to, keep GPC Biotech (through the SC) reasonably informed of relevant information with respect to the Development of the Licensed Product. Without limitation to the requirements set forth in Section 3.3.5, this Section 3.4 or the other terms or conditions of this Agreement, Yakult shall, and shall cause its Affiliates to, promptly provide the SC with copies of all information arising from all clinical and non-clinical investigations and shall report to the SC all results and analyses with respect to any Development activities with respect to the Licensed Product, when and as such data, results and analyses become available. In addition, Yakult shall report in reasonable detail to the SC, no later than thirty (30) days after the end of each Calendar Quarter or, for the last Calendar Quarter of any Calendar Year, within forty-five (45) days after the end of such Calendar Year, the costs and expenses incurred by Yakult during such Calendar Quarter for the Development of the Licensed Product. GPC Biotech shall have the right to audit Yakult’s reports delivered pursuant to this Section in accordance with the procedures set forth in Section 6.9.

3.5 English Translations. As to those records or other information that Yakult is obligated to provide or otherwise make available to GPC Biotech under this Article 3 or Article 4, Yakult shall provide such records or other information in English at its cost and expense. In addition, with respect to records or information that Yakult is required to maintain but not required to provide to GPC Biotech in English, Yakult shall promptly provide such information in Japanese to GPC Biotech upon request for translation, if desired, at GPC Biotech’s own cost and expense.

3.6 Supply of Licensed Product. Yakult shall purchase its supply of Licensed Product, and GPC Biotech agrees to supply to Yakult such quantities subject to the terms of the Supply Agreement and the Quality Agreement.

ARTICLE 4

COMMERCIALIZATION

4.1 Commercialization of the Licensed Product in Japan.

4.1.1 In General. Yakult shall have the sole right to Commercialize the Licensed Product in Japan at its sole expense and shall do so in compliance with this Agreement and all Applicable Law.

4.1.2 Commercialization Obligations.

(a) Yakult shall use Commercially Reasonable Efforts: (i) to Commercialize the Licensed Product in Japan; and (ii) without limitation to the foregoing, within ninety (90) days after the date that the price is publicly listed for the first time for the Licensed Product for the Initial Indication or any Additional Indication in Japan, to launch the Licensed Product in Japan. For purposes of this Section 4.1.2, “launch” shall mean the date of the first commercial sale of the Licensed Product in Japan. Yakult shall allocate sufficient time, effort and skilled personnel to achieve the foregoing obligations.

(b) From and after the launch of the Licensed Product in Japan and during the term of this Agreement, Yakult shall commit to (i) spend no less than a minimum yearly budget of one hundred million Japanese Yen (JPY 100,000,000) for the Commercialization of the Licensed Product and (ii) maintain a sales force comprised of no fewer than one hundred fifty (150) qualified sales representatives actively engaged in marketing and selling the Licensed Product.

(c) Yakult shall use Commercially Reasonable Efforts to ensure, wherever possible in keeping with its obligation to use Commercially Reasonable Efforts in the Commercialization of the Licensed Product, that the branding, positioning and messaging for the Licensed Product in Japan is consistent with GPC Biotech’s global strategy of maximizing revenue and profit in both Japan and the GPC Biotech Territory with respect to the Licensed Product, as well as with any approved Product Labeling for the Licensed Product in the GPC Biotech Territory; provided however, that Yakult may not act in any manner that is inconsistent with such global strategy with respect to the branding, positioning and messaging for the Licensed Product that could reasonably result in a material adverse effect on the Commercialization of the Licensed Product in the GPC Biotech Territory. Any Dispute concerning whether the positioning and message for the Licensed Product in Japan is consistent with such global strategy that, if inconsistent, could reasonably be anticipated to adversely affect GPC Biotech’s use, Development, Manufacture or Commercialization of the Licensed Product in the GPC Biotech Territory, shall be referred to resolution in accordance with Section 14.6.2(b). Notwithstanding the foregoing, Yakult shall have no obligation to act consistently with GPC Biotech’s global strategy to the extent that such strategy would not be legally permissible in Japan based upon the Product Labeling for the Licensed Product in Japan.

4.1.3 Product Trademarks. Except with respect to the Corporate Names as provided in Section 4.4.2, Yakult and its Affiliates shall Commercialize the Licensed Product solely under the Product Trademarks.

4.2 Commercialization Plan and Implementation.

4.2.1 Commercialization Plan. The Commercialization of the Licensed Product in Japan shall be governed by a comprehensive, multi-year plan and budget, detailing such Commercialization on an activity-by-activity and year-by-year basis (the “Commercialization Plan”). The Commercialization Plan shall include (a) general strategies for the promoting, detailing, marketing and distribution of the Licensed Product, (b) pre-launch Commercialization activities and the expected date of launch, (c) sales force size and allocation, (d) the nature of promotional activities, (e) market and sales forecasts for the Licensed Product, (f) advertising, public relations and other promotional programs, including medical education programs to be used in the Commercialization the Licensed Product, (g) projected Net Sales for Licensed Product, and (h) reimbursement and pricing information. The Parties agree that any forecasts provided by Yakult as part of the Commercialization Plan are Yakult’s good faith estimates based upon conditions then existing and shall not be binding upon Yakult.

4.2.2 Steering Committee Review. No later than twelve (12) months prior to the expected date of the Initial Regulatory Approval of the Licensed Product in Japan, Yakult shall prepare for review and comment by the SC a proposed Commercialization Plan for the Licensed Product from the date of launch through the third anniversary of April 1 of the Calendar Year in which the Initial Regulatory Approval is expected to be achieved. The SC shall review such proposed plan within sixty (60) days after receipt thereof and provide comments (if any) to Yakult. Thereafter, Yakult shall, on or before January 31 of each Calendar Year, provide to the SC for its review and comment proposed amendments to the Commercialization Plan, which, after the first anniversary of April 1 of the Calendar Year in which the Initial Regulatory Approval for the Licensed Product is achieved in Japan, shall include the Commercialization Plan for the Calendar Year commencing on the third anniversary of January 1 of the then-current Calendar Year. Notwithstanding the foregoing, Yakult shall have final decision-making authority with respect to each Commercialization Plan and any amendments thereto, and disputes with respect thereto shall be excluded from resolution by the SC in accordance with Section 5.5.

4.3 [***]. [***]

4.4 Promotional Materials and Activities.

4.4.1 In General. Yakult shall be responsible for preparing all Promotional Materials used to support the Commercialization of the Licensed Product in Japan, representative examples of which shall be prepared in consultation with GPC Biotech. English translations of Product Labeling shall be submitted to GPC Biotech prior to use by Yakult; provided that the content of Product Labeling, once submitted, need not be submitted again prior to re-use unless it has been changed since such prior submission date. All Promotional Materials shall be consistent with Applicable Law (including applicable promotional codes of the pharmaceutical industry) and with the approved Product Labeling for the Licensed Product. Yakult shall be responsible for obtaining any approvals from the Regulatory Authorities in Japan required for the use of any Promotional Materials and shall submit all applicable Promotional Materials to the Regulatory Authorities in Japan to the extent required by Applicable Law. Yakult may disseminate Promotional Materials at international seminars, conferences, and other such public presentations outside Japan; provided that such Promotional Materials must be: (a) solely in Japanese; (b) consistent with those prepared as above in consultation with GPC Biotech; (c) disseminated solely to investigators resident in Japan; and (d) disseminated in a manner consistent with the Applicable Law, including in the country of dissemination.

4.4.2 Markings. All Promotional Materials, packaging and Product Labeling for the Licensed Product used by Yakult or its Affiliates in connection with the Licensed Product in Japan shall (a) comply with the requirements of Section 8.1(c) of the Spectrum Agreement and (b) contain (i) the Product Trademarks, (ii) Corporate Names of Yakult and (to the extent permitted by Applicable Law) GPC Biotech with equal prominence, where practical and (iii) if required by Applicable Law, the logo and corporate name of the manufacturer (collectively, the “Markings”). The manner in which the Markings are to be presented on initial Promotional Materials, packaging and Product Labeling for the Licensed Product shall be subject to prior review and approval by GPC Biotech; provided that once approved by GPC Biotech, they need not be submitted again for review and approval unless they are materially modified.

***	Confidential treatment requested.

4.4.3 Audit. Upon GPC Biotech’s request at reasonable intervals, Yakult shall provide to GPC Biotech copies or samples of any Promotional Materials, packaging and Product Labeling for the Licensed Product that have not been previously reviewed by GPC Biotech.

4.4.4 Additional Product Trademarks. Yakult shall have the right to recommend to GPC Biotech additional Trademarks to the Product Trademarks for use in Japan, including as may be reasonably required to address requirements under Applicable Law or to avoid adverse effects on the Commercialization of the Licensed Product in Japan resulting from local customs, language and other country-specific circumstances; provided that any such additional Trademarks shall not be used in connection with the Commercialization of the Licensed Product without the prior written approval of GPC Biotech. For the avoidance of doubt, each such approved Trademark shall be treated as a Product Trademark under the terms of this Agreement.

4.5 Statements and Compliance with Applicable Law.

4.5.1 Public Statements Regarding Licensed Product. Yakult shall be responsible for disseminating accurate information regarding the Licensed Product based on Product Labeling and Promotional Materials for the Licensed Product (and for causing its Affiliates to so disseminate such accurate information). In exercising its rights pursuant to this Article 4, Yakult shall seek to prevent claims or representations in respect of the Licensed Product or the characteristics of the Licensed Product (e.g., safety or efficacy) being made by or on behalf of it or its Affiliates (by members of its or their sales force or otherwise) that do not represent an accurate or fairly balanced summary or explanation of the Product Labeling for the Licensed Product in the country in question.

4.5.2 Medical and Other Inquiries. Yakult shall be responsible for responding to all medical questions or inquiries from customers or others in Japan relating to the Licensed Product sold in Japan. Yakult shall keep such records and make such reports as are reasonably necessary to document such communications in compliance with all Applicable Law.

4.5.3 Compliance with Laws. Yakult shall comply with all Applicable Law with respect to the Commercialization of Licensed Product. Neither Party shall be required to undertake any activity relating to the Commercialization of the Licensed Product that it believes, in good faith, may violate Applicable Law. Yakult shall in all material respects conform its practices and procedures relating to educating the medical community in Japan with respect to the Licensed Product to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time and shall comply with Applicable Law with respect thereto.

4.6 Use of Wholesalers. Yakult may use wholesalers to distribute, warehouse and store Licensed Product.

4.7 Sales and Distribution in Japan. Yakult shall be solely responsible for invoicing and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing and distributing the Licensed Product in Japan and shall perform all related services. Yakult shall also be solely responsible for handling all returns, recalls or withdrawals in accordance with Article 9, order processing, invoicing and collection, distribution and inventory and receivables in Japan.

4.8 Unauthorized Sales. Yakult (a) shall, and shall cause its Affiliates to, distribute, market, promote, offer for sale and sell the Licensed Product only in Japan, and (b) shall not, and shall not permit its Affiliates to, distribute, market, promote, offer for sale or sell the Licensed Product directly or indirectly (i) to any Person outside Japan or (ii) to any Person inside Japan that (A) is reasonably likely to directly or indirectly distribute, market, promote, offer for sale or sell the Licensed Product outside Japan or assist another Person to do so or (B) has directly or indirectly distributed, marketed, promoted, offered for sale or sold the Licensed Product outside Japan or assisted another Person to do so. If Yakult or its Affiliates receives any orders for the Licensed Product for the GPC Biotech Territory, such Person shall refer such orders to GPC Biotech.

4.9 Reporting. Yakult shall prepare and maintain complete and accurate records regarding Commercialization of the Licensed Product in Japan and shall provide to GPC Biotech a detailed report regarding such Commercialization at least once per Calendar Year on or around June 30. Such report shall contain sufficient detail to enable GPC Biotech to assess Yakult’s compliance with this Article 4 as well as GPC Biotech’s global strategy with respect to the Licensed Product, including: (i) Yakult’s activities with respect to achieving its general strategies for the promoting, detailing and marketing of the Licensed Product in Japan; (ii) pre-launch commercialization activities; (iii) sales force size and allocation; (iv) the nature of promotional activities; (v) market and sales reports for the Licensed Product; (vi) an approximate number and position of details carried out in the applicable period; and (vii) the conduct of advertising, public relations and other promotional programs, including professional symposia and speaker and peer to peer activity programs used in the Commercialization the Licensed Product. Yakult shall provide GPC Biotech with such additional information regarding the Commercialization of the Licensed Product as GPC Biotech may reasonably request from time to time.

ARTICLE 5

COLLABORATION MANAGEMENT

5.1 Steering Committee.

5.1.1 Formation and Purpose. Within thirty (30) days after the Effective Date, the Parties shall form a joint steering committee (the “Steering Committee” or “SC”) for the purposes set forth in Section 5.1.2. Each Party shall designate its initial members of the SC within thirty (30) days after the Effective Date by written notice to the other Party.

5.1.2 Specific Responsibilities of the SC. In support of its responsibility for monitoring the Development and Commercialization of the Licensed Product with respect to Japan, the SC shall, without limitation to its monitoring authority: (a) review and approve, and, if necessary, amend the Development Plan from time to time, but no less frequently than twice per Calendar Year; (b) monitor the implementation of the Development Plan for the Licensed Product; (c) review and approve protocol synopses (provided to the SC by Yakult in English translation) for all Clinical Studies and Post Approval Studies for the Licensed Product which incorporate new dosage or new administration schedules, and any revisions thereto; (d) review and comment on the Commercialization Plan and amendments thereto and monitor the execution thereof by Yakult; and (e) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

5.2 Membership. The SC shall include four (4) representatives (or such other number as the Parties may agree in writing) from each of the Parties, each with the requisite experience and seniority to enable them to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the SC. From time to time, each Party may substitute one or more of its representatives to the SC on written notice to the other Party. Yakult shall designate one of its representatives to serve as chairperson of the SC, which designation Yakult may change from time to time by written notice to the other Party. GPC Biotech shall have the right to designate as its representatives on the SC one or more representatives of Spectrum.

5.3 Meetings and Minutes. The SC shall meet quarterly, or as frequently as otherwise agreed to by the Parties, with the location of such meetings alternating between locations designated by GPC Biotech and locations designated by Yakult, provided that the SC may meet by videoconference or teleconference if in-person meetings are not feasible. Each Party shall bear the travel and accommodation costs and expenses incurred by such Party’s SC representatives in connection with any in-person SC meetings. The chairperson of the SC shall call all meetings, including upon the reasonable request of GPC Biotech. The Parties shall disclose to the other proposed agenda items at least ten (10) Working Days in advance of each meeting of the SC. GPC Biotech shall prepare and circulate minutes of such meeting in English to Yakult within ten (10) days after each meeting, and the Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the SC.

5.4 Procedural Rules. A quorum of the SC shall exist whenever there is present at a meeting at least one representative appointed by each Party, and the SC shall take action by consensus of the members present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance or by a written resolution signed by a representative of each of the members of the SC. Representation by proxy shall be allowed. Employees or consultants of either Party that are not members of the SC may attend any meeting of the SC; provided, however, that such attendees (a) shall not vote or otherwise participate in the decision-making process of the SC and (b) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 10.

5.5 Dispute Resolution. The members of the SC shall use reasonable efforts to reach agreement on any and all matters. Subject to Section 5.6, in the event that, despite such reasonable efforts, agreement on a particular matter cannot be reached by the SC within ten (10) days, or such longer period as the SC agrees, after the SC first meets to consider such matter (each such matter, an “Unresolved Committee Matter”), then (except to the extent that such dispute involves a Litigable Matter, which shall be resolved in accordance with Section 14.6.3):

5.5.1 Yakult shall have final decision-making authority on the SC with respect to any such Unresolved Committee Matter that relates solely to the Development (including seeking Regulatory Approvals, but excluding Manufacture) or Commercialization of the Licensed Product in the Field in Japan without any further escalation or resort to any other dispute resolution mechanism (each such matter, a “Yakult Resolved Committee Matter”); provided, however, that if GPC Biotech reasonably believes that Yakult’s proposed resolution of a Yakult Resolved Committee Matter would materially adversely affect GPC Biotech’s ability to undertake the Development including with respect to Improvements or Additional Indications) or commercial Manufacture of a Licensed Product for, or the Commercialization of a Licensed Product in, the GPC Biotech Territory, then GPC Biotech shall have final decision-making authority on the SC with respect thereto (each such matter, a “GPC Biotech Resolved Committee Matter”); and

5.5.2 all Unresolved Committee Matters that are not Yakult Resolved Committee Matters or GPC Biotech Resolved Committee Matters shall be resolved in accordance with Section 14.6.

5.6 Limitations on Authority. Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the SC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The SC shall not have the power to amend, modify or waive compliance with this Agreement, which may only be amended or modified as provided in Section 14.8 or compliance with which may only be waived as provided in Section 14.11.

5.7 Alliance Managers.

5.7.1 Appointment. Within thirty (30) days of the Effective Date, each Party shall appoint a single individual to act as a single point of contact between the Parties to assure a successful collaboration (each, an “Alliance Manager”). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.

5.7.2 Responsibilities. The Alliance Managers shall attend all SC meetings and support the representatives of the SC in the discharge of their responsibilities. Alliance Managers shall be nonvoting participants in SC meetings, unless they are also appointed members of the SC pursuant to Section 5.2; provided, however, that an Alliance Manager may bring any matter to the attention of the SC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the SC. In addition, each Alliance Manager: (a) shall be the point of first referral in all matters of conflict resolution; (b) shall coordinate the relevant functional representatives of the Parties in developing and executing strategies and plans for the Licensed Product in an effort to ensure consistency and efficiency throughout the Territory; (c) shall provide a single point of communication for seeking consensus both internally within the respective Parties’ organizations and between the Parties regarding key strategy and plan issues; (d) shall identify and bring disputes to the attention of the SC in a timely manner; (e) shall plan and coordinate cooperative efforts and internal and external communications; and (f) shall take responsibility for ensuring that governance activities, such as the conduct of required SC meetings and production of meeting minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

5.8 Working Groups. From time to time, the SC may establish and delegate duties to other committees, sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities, which delegation shall be reflected in the minutes of the meetings of the SC. Each such Working Group shall be constituted and shall operate as the SC determines; provided that each Working Group shall have equal representation from each Party. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the SC. In no event shall the authority of the Working Group exceed that specified for the SC in this Article 5. Any disagreement between the designees of GPC Biotech and Yakult on a Working Group shall be referred to the SC for resolution.

ARTICLE 6

CONSIDERATION

6.1 Payments to GPC Biotech. In partial consideration of the licenses and other rights granted herein, Yakult shall make the following payments to GPC Biotech:

6.1.1 Reimbursement of Past Development Costs. In reimbursement of a portion of the costs and expenses incurred by GPC Biotech in connection with the Development of the Licensed Product prior to the Effective Date, Yakult shall pay to GPC Biotech an upfront, fully-earned, non-refundable, non-creditable, non-cancelable payment in the amount of One Billion Two Hundred Million Japanese Yen (JPY 1,200,000,000) within thirty (30) days after the Effective Date.

6.1.2 Milestone Payments. Yakult shall make the milestone payments provided below within twenty (20) days following achievement, after the Effective Date, of the corresponding milestone event:

	Milestone Event	Payment
1.	Filing of the first Drug Approval Application for the Licensed Product in Japan	[***] Japanese Yen (JPY [***])

2.	Initial Regulatory Approval for the Initial Indication (or any indication encompassing the Initial Indication) in Japan	[***] Japanese Yen (JPY [***])

3.	Initial Regulatory Approval for the first Additional Indication in Japan	[***] Japanese Yen (JPY [***])

***	Confidential treatment requested.

4.	Initial Regulatory Approval for the second Additional Indication in Japan	[***] Japanese Yen (JPY [***])

5.	Initial Regulatory Approval for the third Additional Indication in Japan	[***] Japanese Yen (JPY [***])

6.	Initial Regulatory Approval for the fourth Additional Indication in Japan	[***] Japanese Yen (JPY [***])

For clarification, each milestone payment shall be payable only once irrespective of the number of times the milestone events set forth in this Section 6.1.2 have been achieved. Yakult shall notify GPC Biotech promptly of any determination, filing or approval that would trigger a payment by Yakult to GPC Biotech under this Section 6.1.2 and the amount of the payment required and shall pay such amount as provided herein. For the avoidance of doubt, if milestone #3 is achieved in advance of milestone #2, Yakult shall make the payment corresponding to the achievement of milestone #3 in accordance with this Section 6.1.2, and then shall make the payment corresponding to the achievement of milestone #2 when such milestone #2 is achieved, in accordance with this Section 6.1.2, notwithstanding that milestone #3 has previously been achieved.

6.2 Transfer Charges. Subject to Section 6.3, during the term of this Agreement, in consideration for the rights granted by GPC Biotech hereunder and the Licensed Product supplied by or on behalf of GPC Biotech under the Supply Agreement, Yakult shall calculate, for each full or partial Calendar Year, an amount (each, a “Transfer Charge”) based, in part, on aggregate Net Sales of the Licensed Product in Japan during such Calendar Year as set forth in Sections 6.2.1 through 6.2.5 below. For clarity, in any Calendar Year (a) the portion of the total Transfer Charge for that Calendar Year that is attributable to the cost of supply of Licensed Product under the Supply Agreement shall be the aggregate Supply Price (as defined in the Supply Agreement) for all Licensed Product sold in Japan in that Calendar Year, and (b) the remaining portion of the aggregate Transfer Charge for that Calendar Year shall be deemed the royalty payment (the “Royalty Payment”), payable to GPC Biotech. For that portion of aggregate Net Sales of the Licensed Product in Japan in such Calendar Year that:

6.2.1 is less than Six Billion Japanese Yen (JPY 6,000,000,000), the Transfer Charge shall be equal to (a) if the Satraplatin Price is less than the CDDP-based Price, [***] percent ([***]%), (b) if the Satraplatin Price is greater than or equal to the CDDP-based Price, but less than the Docetaxel-based Price, [***] percent ([***]%), (c) if the Satraplatin Price is greater than or equal to the Docetaxel-based Price, but less than twice the CDDP-based Price, [***] percent ([***]%) or (d) if the Satraplatin Price is greater than or equal to twice the CDDP-based Price, [***] percent ([***]%), in each case ((a) through (d)), of such Net Sales;

6.2.2 equals or exceeds Six Billion Japanese Yen (JPY 6,000,000,000), but is less than Twelve Billion Japanese Yen (JPY 12,000,000,000), the Transfer Charge shall be equal

***	Confidential treatment requested.

to (a) if the Satraplatin Price is less than the CDDP-based Price, [***] percent ([***]%), (b) if the Satraplatin Price is greater than or equal to the CDDP-based Price, but less than the Docetaxel-based Price, [***] percent ([***]%), (c) if the Satraplatin Price is greater than or equal to the Docetaxel-based Price, but less than twice the CDDP-based Price, [***] percent ([***]%) or (d) if the Satraplatin Price is greater than or equal to twice the CDDP-based Price, [***] percent ([***]%), in each case ((a) through (d)), of such Net Sales;

6.2.3 equals or exceeds Twelve Billion Japanese Yen (JPY 12,000,000,000), but is less than Eighteen Billion Japanese Yen (JPY 18,000,000,000), the Transfer Charge shall be equal to (a) if the Satraplatin Price is less than the CDDP-based Price, [***] percent ([***]%), (b) if the Satraplatin Price is greater than or equal to the CDDP-based Price, but less than the Docetaxel-based Price, [***] percent ([***]%), (c) if the Satraplatin Price is greater than or equal to the Docetaxel-based Price, but less than twice the CDDP-based Price, [***] percent ([***]%) or (d) if the Satraplatin Price is greater than or equal to twice the CDDP-based Price, [***] percent ([***]%), in each case ((a) through (d)), of such Net Sales;

6.2.4 equals or exceeds Eighteen Billion Japanese Yen (JPY 18,000,000,000), but is less than Twenty-Four Billion Japanese Yen (JPY 24,000,000,000), the Transfer Charge shall be equal to (a) if the Satraplatin Price is less than the CDDP-based Price, [***] percent ([***]%), (b) if the Satraplatin Price is greater than or equal to the CDDP-based Price, but less than the Docetaxel-based Price, [***] percent ([***]%), (c) if the Satraplatin Price is greater than or equal to the Docetaxel-based Price, but less than twice the CDDP-based Price, [***] percent ([***]%) or (d) if the Satraplatin Price is greater than or equal to twice the CDDP-based Price, [***] percent ([***]%), in each case ((a) through (d)), of such Net Sales; and

6.2.5 equals or exceeds Twenty-Four Billion Japanese Yen (JPY 24,000,000,000), the Transfer Charge shall be equal to (a) if the Satraplatin Price is less than the CDDP-based Price [***] percent ([***]%), (b) if the Satraplatin Price is greater than or equal to the CDDP-based Price, but less than the Docetaxel-based Price, [***] percent ([***]%), (c) if the Satraplatin Price is greater than or equal to the Docetaxel-based Price, but less than twice the CDDP-based Price, [***] percent ([***]%) or (d) if the Satraplatin Price is greater than or equal to twice the CDDP-based Price, [***] percent ([***]%), in each case ((a) through (d)), of such Net Sales.

Notwithstanding the foregoing, except as otherwise expressly provided in Section 7.4.1, and subject to Section 6.3, in no event shall the Royalty Payment (i.e., the Transfer Charge for such Calendar Quarter, less the Supply Price for all Licensed Product sold in Japan in such Calendar Quarter) payable in any Calendar Quarter fall below [***] Percent ([***]%) of Net Sales for such Calendar Quarter (such minimum amount, the “Royalty Payment Floor”). If, in any Calendar Quarter, the Royalty Payment is lower than the Royalty Payment Floor, then Yakult shall pay to GPC Biotech (in accordance with Section 6.3) an additional amount equal to the Royalty Payment Floor less such Royalty Payment (each such additional payment, a “True-Up Payment”).

For purposes of clarity, a matrix describing the applicable rates to calculate the Transfer Charges (the “Transfer Rates”) is set forth in this Section 6.2 is set forth below:

Annual Net Sales (Billion Yen)	Satraplatin Price < CDDP-based Price		CDDP-based Price < Satraplatin Price < Docetaxel-based Price		Docetaxel-based Price < Satraplatin Price < [Twice the CDDP- based Price]		Satraplatin Price > [Twice the CDDP-based Price]
<6	[***	]%	[***	]%	[***	]%	[***	]%
6 to < 12	[***	]%	[***	]%	[***	]%	[***	]%
12 to < 18	[***	]%	[***	]%	[***	]%	[***	]%
18 to < 24	[***	]%	[***	]%	[***	]%	[***	]%
> 24	[***	]%	[***	]%	[***	]%	[***	]%

***	Confidential treatment requested.

6.3 Royalty Adjustments.

6.3.1 Expiration of Royalty Obligation Under Spectrum Agreement. Each of the Transfer Rates set forth in Section 6.2 shall be reduced by [***] percent ([***]%) and the Royalty Payment Floor shall be reduced to [***] percent ([***]%) with respect to Net Sales in Japan that occur after the first date on which the Royalty Term (as defined in the Spectrum Agreement) under the Spectrum Agreement has expired with respect to Japan; provided, however, that such reductions shall not apply with respect to any Net Sales that are subject to a royalty reduction pursuant to Section 6.3.3.

6.3.2 Step-Down Period. Each of the Royalty Payments (as calculated in accordance with Section 6.3.1 above) shall be reduced by [***] percent ([***]%), and the Royalty Payment Floor shall be reduced to [***] percent ([***]%) with respect to Net Sales in Japan that occur after the last to occur of the following events (a) the expiration of the Royalty Term (as defined in the Spectrum Agreement) under the Spectrum Agreement with respect to Japan, (b) the earlier of (i) the expiration of the last to expire of any GPC Biotech Patent or Joint Patent and (ii) the approval by MHLW of a Third Party’s application for marketing a Generic Product in Japan, (c) the expiration of the Regulatory Exclusivity Period for the Initial Indication (or for the first Additional Indication, whichever Regulatory Exclusivity Period commences first) for the Licensed Product in Japan and (d) the date upon which the sales of Generic Product(s) by one or more Third Parties in a consecutive six (6)-month period exceed (on a Japanese Yen basis) ten percent (10%) of the market for the Licensed Product and such Generic Product(s) in Japan.

6.3.3 Generic Products. After the reduction of Royalty Payments and the Royalty Payment Floor pursuant to Section 6.3.2 and when the sales of Generic Product(s) by one or more Third Parties in Japan in a consecutive six (6)-month period exceed (on a Japanese Yen basis) thirty percent (30%) of the market for the Licensed Product and such Generic Product(s) in Japan, (a) the Royalty Payments set forth in Section 6.2 shall be reduced to [***] percent ([***]%) of Net Sales that occur in Japan after the end of such six-month period and (b) the Royalty Payment Floor shall be [***].

***	Confidential treatment requested.

6.4 Reports; Royalty Payments; Payment Reconciliations.

6.4.1 During the term of this Agreement, commencing with the first month in which Yakult or its Affiliates has Net Sales, Yakult shall provide to GPC Biotech, no later than (x) five (5) Working Days after the end of each month and (y) seven (7) days after the end of each of the first three Calendar Quarters of each Calendar Year, or by January 15 after the end of the fourth Calendar Quarter of each Calendar Year, a statement showing, at a minimum (a) Invoiced Sales and estimated Net Sales during the applicable period, (b) the number and estimated Supply Price of units of Licensed Product sold in Japan during the applicable period, (c) a detailed breakdown of any deductions from the Invoiced Sales that were taken to calculate estimated Net Sales, and (d) the amount of applicable Transfer Charges for such estimated Net Sales, including a breakdown between Royalty Payments and estimated Supply Price for units of Licensed Product sold in Japan during the applicable period (each such statement, a “Payment Statement”).

6.4.2 Royalty Payments and any applicable True-Up Payments shall be payable on a quarterly basis, within forty-five (45) days after the end of each Calendar Quarter, based upon the Invoiced Sales, estimated Net Sales and estimated Supply Price for such Calendar Quarter, as reported pursuant to Section 6.4.1. Royalty Payments and True-Up Payments shall be calculated in accordance with the terms of this Article 6.

6.4.3 No later than January 15 of each Calendar Year during the term of this Agreement, commencing with the Calendar Year after the first Calendar Year in which Yakult or its Affiliates has Net Sales, Yakult shall provide to GPC Biotech a Payment Statement for the just-completed Calendar Year based on actual rather than estimated Net Sales and actual rather than estimated Supply Price for such Calendar Year. If the aggregate Royalty Payment amounts already paid to GPC Biotech pursuant to Section 6.4.2 with respect to such Calendar Year is lower than the total Royalty Payment owed for such Calendar Year as set forth in such Payment Statement, then Yakult shall pay to GPC Biotech an additional amount equal to such underpayment, together with the applicable Royalty Payment for the last Calendar Quarter of such Calendar Year (as paid in accordance with Section 6.4.2). If, in any such Calendar Year, the Royalty Payment paid to GPC Biotech is more than the total Royalty Payment owed for such Calendar Year, then the amount of such overpayment shall be credited against the Royalty Payment payable at the end of the first Calendar Quarter of the next Calendar Year.

6.5 Mode of Payment. All payments to GPC Biotech under this Agreement shall be made by deposit of Euros in the requisite amount to such bank account as GPC Biotech may from time to time designate by notice to Yakult. For any payments made in a Calendar Quarter, the exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during such Calendar Quarter; each daily exchange rate shall be obtained from www.oanda.com.

6.6 Taxes.

6.6.1 General. The Royalty Payments, milestones and other amounts payable by Yakult to GPC Biotech pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. GPC Biotech shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Yakult) levied on account of, or measured in whole or in part by reference to, any Payments. If Applicable Law requires that taxes be withheld, Yakult shall deduct or withhold those taxes from the remittable Payment, pay to GPC Biotech the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to GPC Biotech proof of such payment within sixty (60) days following that payment. Yakult shall be responsible for any sales tax that GPC Biotech may be required to collect with respect to the Payments. Yakult shall cooperate with respect to all documentation required by any taxing authority or reasonably requested by GPC Biotech to secure a reduction in the rate of applicable withholding taxes.

6.6.2 Value Added Tax. Notwithstanding anything contained in Section 6.6.1, this Section 6.6.2 shall apply with respect to value added tax (“VAT”). All Payments are exclusive of VAT. If any VAT is chargeable in respect of any Payments, Yakult shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by GPC Biotech in respect of those Payments, such VAT to be payable on the later of the due date of the payment of the Payments to which such VAT relates and sixty (60) days after the receipt by Yakult of the applicable invoice relating to that VAT payment.

6.7 Interest on Late Payment. If any payment due to GPC Biotech under Section 6.1 or 6.2 is overdue (and is not subject to a good faith dispute), then Yakult shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) equal to two percent (2%) above the London Interbank Offered Rate for deposits in Euros having a maturity of one month published by the British Bankers’ Association, as adjusted from time to time on the first London business day of each month (“LIBOR”), such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.

6.8 Financial Records. Yakult shall, and shall cause its Affiliates to, keep reasonably complete and accurate books and records pertaining to the Commercialization, sale, delivery and use of the Licensed Product, including books and records of the Invoiced Sales (including any deductions therefrom) and Net Sales of Licensed Product, in sufficient detail to calculate the Royalty Payments payable under this Agreement. Such books and records shall be retained by Yakult and its Affiliates, until the later of (a) three (3) years after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

6.9 Audit. At the request of GPC Biotech, Yakult shall, and shall cause its Affiliates, to, permit GPC Biotech and its representatives, at reasonable times and upon reasonable notice, to examine the books and records maintained pursuant to Section 6.8. Such examinations may not (a) be conducted for any Calendar Quarter more than three (3) years after the end of such quarter, (b) be conducted more than once in any twelve (12) month period or (c) be repeated for any Calendar Quarter. Except as provided below, the cost of this examination shall be borne by GPC Biotech unless the audit reveals a variance of more than five percent (5%) from the reported amounts, in which case Yakult shall bear the cost of the audit. Unless disputed pursuant to Section 6.10 below, if such audit concludes that additional payments were owed or that excess payments were made during such period, Yakult shall pay the additional Royalty Payments or GPC Biotech shall reimburse such excess payments within sixty (60) days after the date on which such accounting firm’s written report is delivered to the Parties.

6.10 Audit Dispute. In the event of a dispute regarding such books and records, including the amount of Royalty Payments owed, or other payments made, to GPC Biotech under this Article 6, GPC Biotech and Yakult shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for arbitration to a certified public accounting firm selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree. The decision of such accounting firm shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as such accounting firm shall determine. Not later than ten (10) days after such decision, Yakult shall pay to GPC Biotech any additional Royalty Payments owed to GPC Biotech, in accordance with such decision. For clarity, notwithstanding anything contained in Section 14.6, any dispute subject to arbitration pursuant to this Section 6.10 shall not be subject to the terms and conditions of Section 14.6.

6.11 Confidentiality. GPC Biotech shall treat all information subject to review under this Article 6 in accordance with the confidentiality provisions of Article 10 and the Parties shall cause any auditor or the Arbitrator to enter into a reasonably acceptable confidentiality agreement with Yakult obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Ownership of Intellectual Property. Except as otherwise set forth in Sections 7.1.1, 7.1.2, 7.1.3, 7.1.4 and 7.1.5, and subject to the licenses and rights of reference granted under Sections 2.1 and 2.4, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all Information, inventions and Improvements that are conceived, discovered, developed or otherwise made solely by or on behalf of such Party (or its Affiliates) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patent and Intellectual Property Rights with respect thereto. Yakult shall, and shall cause its Affiliates to, promptly disclose to GPC Biotech in writing, the conception or reduction to practice, or the discovery, development or making of any Information, inventions and Improvements in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable.

7.1.1 Ownership of Non-Product Specific Inventions. Any Information, inventions and Improvements that are solely conceived, discovered, developed or otherwise made by or on behalf of Yakult (or its Affiliates) under or in connection with this Agreement (other than Product-Specific Inventions) shall be referred to as “Yakult Non-Product Specific Inventions,” and any and all Patent and other Intellectual Property Rights with respect thereto shall be included in the Yakult Know-How or Yakult Patents as applicable, and shall be subject to the license grants to GPC Biotech in Section 2.4.

7.1.2 Ownership of Product-Specific Inventions. Subject to the license grants to Yakult set forth in Section 2.1, GPC Biotech shall own and retain all right, title and interest in and to all Information, inventions and Improvements pertaining to any manufacturing process for, or preparation, presentation, formulation, means of delivery, packaging, or dosage of, solely the Licensed Compound or the Licensed Product, whether or not patented or patentable, that are conceived, reduced to practice, discovered, developed or otherwise made, by or on behalf of Yakult (or its Affiliates) (the “Product-Specific Inventions”), and any and all Patent and other Intellectual Property Rights with respect thereto. Accordingly, to the extent permissible under Applicable Law, Yakult shall, and does hereby, assign and shall cause its Affiliates to so assign, to GPC Biotech, without additional compensation, all of their respective rights, titles and interests in and to any such Product-Specific Invention and all Patents and other Intellectual Property Rights with respect thereto, which Patents and Intellectual Property Rights shall, as appropriate, be included in the GPC Biotech Know-How and GPC Biotech Patents as applicable, and shall be subject to the license grants to Yakult in Section 2.1.

7.1.3 Ownership of Product Trademarks, GPC Biotech Patents and GPC Biotech Know-How. Subject to the licenses and rights of reference granted under Section 2.1, as between the Parties, GPC Biotech shall own and retain all right, title and interest in and to all Product Trademarks, GPC Biotech Patents and GPC Biotech Know-How. Accordingly, to the extent permissible under Applicable Law, Yakult shall, and does hereby, assign and shall cause its Affiliates to so assign, to GPC Biotech, without additional compensation, all of their respective rights, titles and interests in and to any such Product Trademarks.

7.1.4 Ownership of Regulatory Documentation and Clinical Data.

(a) Subject to the licenses and rights of reference and access granted to GPC Biotech under Section 2.4, as between the Parties, Yakult shall own all right, title and interest in and to all Regulatory Approvals (other than those foreign manufacturer registrations required to be owned by GPC Biotech in accordance with Applicable Law) with respect to the Licensed Product in Japan and all other Regulatory Documentation (other than any Regulatory Documentation with respect to the Manufacture of the Licensed Product, the Licensed Compound and any intermediate of either of the foregoing, and Regulatory Documentation created prior to the Effective Date) with respect thereto (collectively, the “Yakult Regulatory Documentation”).

(b) Subject to the right of reference and access granted to Yakult under Section 2.1.3, as between the Parties, GPC Biotech shall own and retain all right, title and interest in and to all Regulatory Approvals and Regulatory Documentation with respect to the Licensed Compound or the Licensed Product other than the Yakult Regulatory Documentation, including all foreign manufacturer registrations required to be owned by GPC Biotech in accordance with Applicable Law, all Regulatory Documentation with respect to the Manufacture of the Licensed Product, the Licensed Compound and any intermediate of either of the foregoing, and all Regulatory Documentation created prior to the Effective Date (collectively, the “GPC Biotech Regulatory Documentation”). Yakult shall promptly disclose to GPC Biotech in writing, and shall cause its Affiliates to so disclose, the conception, reduction to practice, discovery, development or making of any GPC Biotech Regulatory Documentation and shall, and does hereby, assign, and shall cause its Affiliates to so assign, to GPC Biotech, without additional compensation, such right, title and interest in and to any such GPC Biotech Regulatory Documentation, as well as any Patents and other Intellectual Property Rights with respect thereto, as is necessary to fully vest sole ownership in GPC Biotech as provided for in the foregoing sentence.

(c) Yakult shall promptly disclose to GPC Biotech in writing, and shall cause its Affiliates to so disclose, the conception, reduction to practice, discovery, development or making of any Clinical Data by or on behalf of Yakult or its Affiliates. Subject to the license granted to GPC Biotech in Section 2.4, Yakult shall own and retain all right, title and interest in and to all Clinical Data generated by or on behalf of Yakult or its Affiliates (other than by or on behalf of GPC Biotech or its Affiliates) solely in accordance with activities conducted pursuant to the Development Plan. Subject to the license granted to Yakult under Section 2.1, as between the Parties, GPC Biotech shall own and retain all right, title and interest in and to all other Clinical Data.

7.1.5 Ownership of Joint Patents and Joint Know-How. Except as expressly set forth in Section 7.1.2 and 7.1.4, as between the Parties, the Parties shall each own an equal, undivided interest in any and all (a) Information, inventions and Improvements (other than Product-Specific Inventions) that are conceived, reduced to practice, discovered, developed or otherwise made jointly by or on behalf of GPC Biotech (or its Affiliates), on the one hand, and Yakult (or its Affiliates), on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable (the “Joint Inventions”) (to the extent such Information, inventions and Improvements are not generally known and not covered or claimed by published Joint Patents, the “Joint Know-How”) and (b) Patents and Intellectual Property Rights with respect to such Information, inventions and Improvements (the “Joint Patents”). Together, such Information, inventions, Improvements, Patents and Intellectual Property Rights as described in clause (a) and clause (b) of this Section 7.1.5 shall be referred to herein as the “Joint Intellectual Property Rights.” Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates to so disclose, the conception, reduction to practice, discovery, development or making of any Joint Inventions. Each Party shall have the right to practice, use and exercise the Joint Intellectual Property Rights outside the scope of this Agreement in any manner that is not inconsistent with the rights and obligations of the Parties under this Agreement in its sole discretion, in each case, without the consent of, or accounting to, the other Party, provided that neither Party shall assign, pledge, encumber or otherwise transfer any of its rights in any Joint Intellectual Property Rights without the other Party’s prior written consent, such consent not to be unreasonably withheld or delayed; provided that Yakult shall not practice, use or exercise the Joint Intellectual Property Rights with respect to the Licensed Compound or the Licensed Product other than as expressly permitted in this Agreement. The determination of whether a Party is an inventor of any Information, inventions or Improvements for purposes of this Section 7.1.5 shall be made in accordance with Applicable Law in the United States. To the extent that Applicable Law of any relevant jurisdiction would yield a result different than the application of Applicable Law in the United States with respect to the inventorship of any Information, inventions or Improvements hereunder, each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information, inventions and Improvements as well as any intellectual property rights with respect thereto, as is necessary to fully effect the joint ownership provided for in this Section 7.1.5.

7.1.6 Ownership of Corporate Names. As between the Parties, subject to the license grants in Section 2.1.5, each Party shall retain all right, title and interest in and to its Corporate Names.

7.1.7 Employee Assignments. During the term of this Agreement, Yakult shall cause its and its Affiliates’ respective employees and agents to assign to Yakult, or to its Affiliate as appropriate, any Information, inventions and Improvements conceived, reduced to practice, discovered, developed or otherwise made by any such employee or agent in connection with the work conducted under or in connection with this Agreement, and all Patents and other Intellectual Property Rights with respect thereto.

7.2 Maintenance and Prosecution of Patents and Trademarks.

7.2.1 GPC Biotech Patents and Product Trademarks. Subject to Section 7.2.4, as between the Parties, GPC Biotech, through patent attorneys or agents of its choice shall be responsible for obtaining, prosecuting and maintaining throughout the Territory the GPC Biotech Patents and the Product Trademarks. All expenses incurred by GPC Biotech in the preparation, registration, filing, prosecution and maintenance (as applicable) of the GPC Biotech Patents and Product Trademarks shall be borne by GPC Biotech. With respect to Japan, GPC Biotech shall not abandon or cease the prosecution of any such application for a Patent or Trademark or permit any Patent or Trademark registration issuing therefrom to lapse without first notifying Yakult and permitting Yakult to continue the prosecution of such applications or registrations or pay any required fees in the name of GPC Biotech, at Yakult’s expense and through patent attorneys of its choice. Subject to Sections 6.4 and 6.5 of the Spectrum Agreement and Section 8.2 of the Pharmion Agreement, upon Yakult’s request, GPC Biotech shall promptly release or assign to Yakult, without compensation, all right, title and interest in and to any such GPC Biotech Patent in Japan for which GPC Biotech intends to abandon or cease prosecution, whereupon such GPC Biotech Patent shall cease to be a GPC Biotech Patent and shall be deemed a Yakult Patent.

7.2.2 Yakult Patents. Subject to Section 7.2.4, Yakult, through patent attorneys or agents of its choice and at its sole cost and expense, shall be responsible for obtaining, prosecuting and maintaining throughout the Territory the Yakult Patents. With respect to any Yakult Patent, Yakult shall not abandon or cease the prosecution of any such application for a Patent (or preparation thereof) or permit any Patent issuing therefrom to lapse without first notifying GPC Biotech and permitting GPC Biotech to continue the preparation, filing, prosecution and maintenance of such applications or pay any required fees in the name of Yakult, at GPC Biotech’s expense and through patent attorneys or agents of its choice. Upon GPC Biotech’s request, Yakult shall promptly release or assign to GPC Biotech, without compensation, all right, title and interest in and to any such Yakult Patent for which Yakult intends to abandon or cease prosecution, whereupon such Yakult Patent shall cease to be a Yakult Patent and shall be deemed a GPC Biotech Patent.

7.2.3 Joint Patents. Subject to Section 7.2.4, GPC Biotech, through patent attorneys or agents of its choice, shall have the first right, but not obligation, to prepare and file Patent applications claiming the Joint Know-How and to obtain, prosecute and maintain Joint Patents throughout the Territory. GPC Biotech shall not abandon or cease the prosecution of any such application for a Patent or permit any Patent issuing therefrom to lapse without first notifying Yakult and permitting Yakult to continue the prosecution of such applications, or pay any required fees in connection therewith, through patent attorneys or agents of its choice. Reasonable and verifiable expenses of prosecuting and maintaining the Joint Patents shall be shared equally (50%/50%) by the Parties. In the event that either Party provides the other Party written notice that such notifying Party no longer wishes to fund such prosecution or maintenance of one or more Joint Patents, such notifying party shall assign and agrees to assign such Patent to the other Party. Any such Joint Patents assigned by GPC Biotech shall become Yakult Patents hereunder and any such Joint Patents assigned by Yakult shall become GPC Biotech Patents hereunder.

7.2.4 Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in Section 7.2.1, 7.2.2 and 7.2.3. Each Party shall (a) keep the other Party currently informed of the status of and all steps to be taken in the preparation and prosecution of all applications filed by it according to this Section 7.2, (b) furnish the other Party with copies of such applications for Patents, amendments thereto and other related material correspondence to and from patent offices, and (c) to the extent reasonably practicable, permit the other Party an opportunity to offer its comments thereon and give such comments good faith consideration before making a submission to a patent office which could materially affect the scope or validity of the Patent coverage that may result. Such other Party shall offer its comments, if any, promptly.

7.2.5 Patent Term Extensions. As between the Parties, GPC Biotech shall be responsible for making decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for GPC Biotech Patents, Yakult Patents and Joint Patents in the Territory, provided that prior to making any such decisions with respect to GPC Biotech Patents and Joint Patents in Japan, or with respect to Yakult Patents in the Territory, GPC Biotech shall discuss strategy with Yakult and shall consider Yakult’s comments in good faith. Yakult shall reasonably cooperate, as requested by GPC Biotech, to promptly and timely implement or effect such decisions. Each Party shall bear its own costs and expenses in connection with any patent term extension filings or submissions. Notwithstanding the foregoing, the Parties shall coordinate their activities with respect to any patent term extension with respect to all Patents in order to secure the optimal protection for the Licensed Product available under Applicable Law.

7.3 Enforcement of Patents and Trademarks.

7.3.1 Rights and Procedures. In the event that either Party reasonably believes that a Third Party may be infringing any of the GPC Biotech Patents, the Yakult Patents, the Joint Patents or the Product Trademarks, such Party shall promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement complained of and furnishing the information upon which such determination is based. With respect to GPC Biotech Patents, Joint Patents and the Product Trademarks in Japan (but not in the GPC Biotech Territory, with respect to which alleged infringement GPC Biotech shall have the sole right, but not the obligation, to take any measures it deems appropriate), and with respect to the Yakult Patents in the Territory, the Parties shall discuss in good faith the appropriate means to stop such infringing activities by such Third Party, including the allocation of responsibilities between the Parties with respect thereto. To the extent the Parties are unable to agree on such an allocation of responsibilities within ten (10) days after notice was provided as described in the first sentence of this Section 7.3.1, as between the Parties, (x) with respect to GPC Biotech Patents, Joint Patents and the Product Trademarks, GPC Biotech shall have the first right, but not the obligation, and (y) with respect to Yakult Patents, Yakult shall have the first right, but not the obligation, in each case ((x) and (y)), through counsel of its choosing, to take any measures it deems appropriate to stop such infringing activities by such Third Party in any part of the Territory or to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities (GPC Biotech and Yakult each, an “initial pursuing Party”). Upon reasonable request by the initial pursuing Party, the other Party shall give the initial pursuing Party all reasonable information and assistance, including producing documents from such other Party’s files or producing files for inspection as requested by the initial pursuing Party and allowing access to such other Party’s files and documents and to such other Party’s personnel who may have possession of relevant information and, if necessary for the initial pursuing Party to prosecute any legal action, joining in the legal action as a party at its own expense.

(a) If GPC Biotech is the initial pursuing Party and fails within ninety (90) days following notice of such infringement, as provided in the first sentence of this Section 7.3.1, or earlier notifies Yakult in writing of its intent not to take commercially appropriate steps to stop any infringement of any GPC Biotech Patent, Joint Patent, or Product Trademark in Japan that is likely or could reasonably be expected to have a material adverse effect on the sale of the Licensed Product in Japan, and GPC Biotech has not granted the infringing Third Party rights and licenses to continue its otherwise infringing activities, then, unless GPC Biotech provides Yakult with a commercially reasonable basis in writing for not taking such steps, as between the Parties, Yakult shall have the right, but not the obligation, to do so at its sole cost and expense in Japan; provided, however, that if GPC Biotech has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90)-day period, GPC Biotech shall have an additional ninety (90) days to conclude its negotiations before Yakult may bring suit for such infringement.

(b) If Yakult is the initial pursuing Party and fails within ninety (90) days following notice of such infringement, as provided in the first sentence of this Section 7.3.1, or earlier notifies GPC Biotech in writing of its intent not to take commercially appropriate steps to stop any infringement of any Yakult Patent that is likely or could reasonably be expected to have a material adverse effect on the sale of the Licensed Product in the Territory, and Yakult has not granted the infringing Third Party rights and licenses to continue its otherwise infringing activities, then, unless Yakult provides GPC Biotech with a commercially reasonable basis in writing for not taking such steps, as between the Parties, GPC Biotech shall have the right, but not the obligation, to do so at its sole cost and expense in the Territory; provided, however, that if Yakult has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90)-day period, Yakult shall have an additional ninety (90) days to conclude its negotiations before GPC Biotech may bring suit for such infringement.

Upon reasonable request by such other Party, the initial pursuing Party shall give such other Party all reasonable information and assistance in connection with such suit for infringement.

7.3.2 Generic Competition. Notwithstanding the foregoing, if either Party (a) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged Drug Approval Application that refers to or relies on Regulatory Documentation submitted by either Party to any Regulatory Authority whether or not such a filing may be in violation of any Regulatory Exclusivity Period or infringe the GPC Biotech Patents, the Yakult Patents or the Joint Patents or (b) receives any notice regarding the GPC Biotech Patents, Joint Patents or Yakult Patents claiming that any such Patents are invalid or unenforceable or claiming that any such Patents will not be infringed by the Manufacture, use, marketing or sale of a Third Party’s product, it shall notify the other Party in writing and provide the other Party a copy of any such notice within ten (10) days of receipt and the Parties’ rights and obligations with respect to any legal action as a result of such notice shall be as set forth in Section 7.3.1; provided, however, that if the enforcing Party elects not to bring suit against the Third Party providing such notice within thirty (30) days of receipt of such notice with respect to any GPC Biotech Patent, Yakult Patent or Joint Patent in Japan, then the other Party shall have the right, but shall not the obligation, to bring suit against such Third Party and to join the enforcing Party as a Party plaintiff if necessary to bring such a suit, in which event the other Party shall hold the enforcing Party harmless from and against any and all costs and expenses of such litigation, including reasonable attorney’s fees and expenses.

7.3.3 Costs and Expenses. Each Party shall bear its own costs and expenses relating to any enforcement action pursuant to Section 7.3.1 or 7.3.2. Any damages or other amounts collected shall be used to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by the Party that pursued such enforcement action; provided, however, with respect to any amount received by the enforcing Party that relates to infringement of a Patent in Japan, such remainder shall be shared equally by the Parties.

7.4 Potential Third Party Rights.

7.4.1 Third Party Licenses. If the Development or Commercialization of the Licensed Product in accordance with the terms and conditions of this Agreement, by Yakult or its Affiliates infringes or misappropriates any Patent or any Intellectual Property Right of a Third Party in Japan, such that Yakult or any of its Affiliates cannot, in the reasonable opinion of Yakult as advised by competent patent counsel, Develop or Commercialize the Licensed Product in Japan without infringing the Patent or Intellectual Property Right of such Third Party, then, as between the Parties, Yakult shall be solely responsible for securing any Third Party licenses to such Patent or Intellectual Property Right in Japan that it deems necessary or desirable in connection with the Development or Commercialization of the Licensed Product in Japan by Yakult or any of its Affiliates, and for any associated license fees, milestones, royalties or other payments due to such Third Party (“Third Party Payments”); provided that GPC Biotech shall be solely responsible for all license fees, milestones and royalties due to Spectrum pursuant to the

Spectrum Agreement. Yakult shall have the right to deduct up to [***] percent ([***]%) of any Third Party Payments paid by Yakult with respect to Japan from the Royalty Payments hereunder, provided that the Royalty Payment payable to GPC Biotech under Section 6.2 shall not be reduced by more than [***] percent ([***]%) in any Calendar Quarter.

7.4.2 Invalidity or Unenforceability Defenses or Actions.

(a) In the event that a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 7.3.1, that any Product Trademark, GPC Biotech Patent, Yakult Patent or Joint Patent is invalid or unenforceable, then the Party pursuing such infringement action shall promptly give written notice to the other Party. With respect to the Product Trademarks, GPC Biotech Patents and the Joint Patents, as between the Parties, GPC Biotech shall have the first right, but not the obligation, through counsel of its choosing, to respond to such defense or defend against such counterclaim (as applicable) and, if Yakult is pursuing the applicable infringement action under Section 7.3.1, Yakult shall allow GPC Biotech to control such response or defense (as applicable). If GPC Biotech determines not to respond to such defense or defend against such counterclaim (as applicable) with respect to the Product Trademarks, GPC Biotech Patents or Joint Patents in Japan, then Yakult shall, at its sole cost and expense, have the right to respond to such defense or defend against such counterclaim (as applicable); provided, however, that to the extent that ceasing to defend, settling or otherwise compromising such defense or counterclaim is likely or could reasonably be expected to have a material impact in the GPC Biotech Territory, Yakult shall obtain the written consent of GPC Biotech prior to ceasing to defend, settling or otherwise compromising such defense or counterclaim, such consent not to be unreasonably withheld or delayed. With respect to the Yakult Patents, as between the Parties, Yakult shall have the first right, but not the obligation, through counsel of its choosing, to respond to such defense or defend against such counterclaim (as applicable) and, if GPC Biotech is pursuing the applicable infringement action under Section 7.3.1, GPC Biotech shall allow Yakult to control such response or defense (as applicable). If Yakult determines not to respond to such defense or defend against such counterclaim (as applicable) with respect to the Yakult Patents in the Territory, then GPC Biotech shall, at its sole cost and expense, have the right to respond to such defense or defend against such counterclaim (as applicable); provided, however, that to the extent that ceasing to defend, settling or otherwise compromising such defense or counterclaim is likely or could reasonably be expected to have a material impact in Japan, GPC Biotech shall obtain the written consent of Yakult prior to ceasing to defend, settling or otherwise compromising such defense or counterclaim, such consent not to be unreasonably withheld or delayed. Any costs and expenses with respect to such response or defense against such counterclaim shall be borne by the Party controlling such response or defense.

(b) Similarly, if a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any Product Trademark, GPC Biotech Patent, Yakult Patent or Joint Patent is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party. As between the Parties, with respect to Product Trademarks, GPC Biotech Patents and Joint Patents, GPC

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Biotech shall have the first right, but not the obligation, through counsel of its choosing, to defend against such action or claim. If GPC Biotech determines not to assume such defense with respect to the Product Trademarks, GPC Biotech Patents or Joint Patents in Japan, then Yakult shall, at its sole cost and expense, have the right to defend against such action or claim; provided, however, that to the extent that ceasing to defend, settling or otherwise compromising such action or claim is likely or could reasonably be expected to have a material impact in the GPC Biotech Territory, Yakult shall obtain the written consent of GPC Biotech prior to ceasing to defend, settling or otherwise compromising such action or claim, such consent not to be unreasonably withheld or delayed. As between the Parties, with respect to Yakult Patents, Yakult shall have the first right, but not the obligation, through counsel of its choosing, to defend against such action or claim. If Yakult determines not to assume such defense with respect to the Yakult Patents in the Territory, then GPC Biotech shall, at its sole cost and expense, have the right to defend against such action or claim; provided, however, that to the extent that ceasing to defend, settling or otherwise compromising such action or claim is likely or could reasonably be expected to have a material impact in Japan, GPC Biotech shall obtain the written consent of Yakult prior to ceasing to defend, settling or otherwise compromising such action or claim, such consent not to be unreasonably withheld or delayed. Any costs and expenses with respect to such defense shall be borne by the Party defending against such action or claim.

(c) Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any action, claim or suit under this Section 7.4.2, including allowing such other Party access to the assisting Party’s files and documents and to the assisting Party’s personnel who may have possession of relevant information. In particular, the assisting Party shall promptly make available to the other Party, free of charge, all information in its possession or control that it is aware will be reasonably necessary to assist the other Party in responding to any such action, claim or suit.

7.4.3 Third Party Litigation. In the event of any actual or threatened suit against Yakult or its Affiliates alleging that the Development or Commercialization of the Licensed Product in Japan infringes the Patent or Intellectual Property Rights of any Third Party, Yakult shall, as between the Parties, assume direction and control of the defense of claims arising therefrom (including the right to settle such claims at its sole discretion); provided, however, that Yakult shall obtain the written consent of GPC Biotech prior to ceasing to defend, settling or otherwise compromising such claims where such settlement or compromise would have an adverse affect on the validity or enforceability of any Patents and Intellectual Property Rights of GPC Biotech (including the Joint Intellectual Property Rights) or where such consent would otherwise be required pursuant to Section 12.4.2, such consent not to be unreasonably withheld or delayed. Each Party shall provide the other Party with copies of any notices it receives from Third Parties relating to any patent nullity actions, declaratory judgment actions and any alleged infringement or misappropriation of the Intellectual Property Rights of a Third Party by the Development, Manufacture or Commercialization of the Licensed Product in any country of the Territory. Such notices shall be provided promptly, but in no event more than ten (10) days following receipt thereof.

7.4.4 Retained Rights. Nothing in this Section 7.4 shall prevent Yakult, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

7.4.5 Cooperation. In the event that a Third Party [***] institutes a Patent, trade secret or other infringement suit against GPC Biotech, Yakult or their respective Affiliates, during the term of this Agreement with respect to the Licensed Products, each Party shall, at its own cost and expense, use all reasonable efforts to assist and cooperate with the other Party in connection with the defense of such suit.

ARTICLE 8

COMPLAINTS AND ADVERSE EVENT REPORTING

8.1 Complaints. Until the Parties execute a Quality Agreement, the following shall apply. Each Party shall maintain a record of any and all Complaints it receives with respect to the Licensed Product. Each Party shall notify the other Party in reasonable detail of any Complaint received by it by the sooner of (a) the third Working Day after the event or (b) the fifth day after the event, and in any event in sufficient time to allow such Party to comply with all Applicable Law. For purposes of this Section 8.1, a “Complaint” means any oral or written communication of dissatisfaction regarding the identity, strength, quality, purity, potency, durability, reliability or performance of the Licensed Product. Examples include appearance, low fills, foreign materials, foreign product, defective packaging or defective labeling.

8.2 Adverse Event Reporting. Until the Parties execute a Pharmacovigilance Agreement pursuant to Section 8.3, each Party shall provide the other Party with all information necessary or desirable for such other Party to comply with its pharmacovigilance responsibilities in the Territory, including any Adverse Event Experiences from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical trials and commercial experiences with the Licensed Product.

8.3 Pharmacovigilance. Subject to the terms of this Agreement, within three (3) months of the Effective Date, GPC Biotech and Yakult shall discuss and develop mutually acceptable guidelines and procedures for the investigation, exchange, receipt, recordation, communication (as between the Parties) and exchange of Adverse Event Experience information and all other information regarding matters covered in this Article 8. Until such guidelines and procedures are set forth in an agreement between the Parties (the “Pharmacovigilance Agreement”), the terms of Section 8.2 shall apply. Following the execution of the Pharmacovigilance Agreement, Section 8.2 shall be superseded by the terms of the Pharmacovigilance Agreement. It is anticipated that such Pharmacovigilance Agreement shall include provisions for the exchange between the Parties of Adverse Event Experience reports, the creation and maintenance by GPC Biotech of an electronic database comprised of all Adverse Event Experiences reported on a worldwide basis with respect to the Licensed Product and the establishment of appropriate mechanisms by which Yakult can, in a timely manner, access such database on a read only basis to comply with Applicable Law and to perform its responsibilities

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and exercise its rights under this Agreement. Each Party shall be responsible for its own costs and expenses incurred in connection with receiving, recording, reviewing, communicating, reporting and responding to Adverse Event Experiences.

ARTICLE 9

LICENSED PRODUCT RECALL

9.1 Notification and Recall. In the event that any Regulatory Authority issues or requests in writing a recall or takes similar action in connection with the Licensed Product or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action shall, within twenty-four (24) hours, advise the other Party thereof by telephone (and confirmed by email or facsimile), email or facsimile.

9.1.1 Following notification by a Party to the other Party of an issue that may require a recall solely in Japan, the Parties shall promptly discuss such notification or recall and Yakult shall promptly decide whether to conduct a recall in Japan (except in the case of a Regulatory Authority-mandated recall) and the manner in which any such recall shall be conducted.

9.1.2 Following notification of an issue that may require a recall in Japan as well as countries other than Japan, Yakult, in its sole discretion, shall promptly decide whether to conduct a recall in Japan (except in the case of a Regulatory Authority-mandated recall) and the manner in which any such recall shall be conducted in Japan, and GPC Biotech, in its sole discretion, shall promptly decide whether to conduct a recall (except in the case of a Regulatory Authority-mandated recall) and the manner in which any such recall shall be conducted in the Territory other than Japan.

9.1.3 Following notification of an issue that may require a recall solely outside Japan, GPC Biotech, in its sole discretion, shall promptly decide whether to conduct such recall (except in the case of a Regulatory Authority-mandated recall) and the manner in which any such recall shall be conducted. In such event, if GPC Biotech believes that it would be advisable to conduct a recall in Japan as well, the Parties shall promptly meet to discuss that issue, and Yakult, in its sole discretion, shall promptly decide whether to conduct a recall in Japan and the manner in which a recall will be conducted in Japan.

9.2 Recall Costs. Yakult shall bear the Recall Costs of any recall of the Licensed Product in Japan described in Section 9.1.1 and 9.1.2; provided, however, that GPC Biotech shall bear the Recall Costs of a recall to the extent that such recall reasonably resulted from GPC Biotech’s breach of its obligations hereunder or under the Quality Agreement or its negligence or willful misconduct. GPC Biotech shall bear the Recall Costs of (a) any recall of the Licensed Product in Japan described in Section 9.1.3 and (b) any recall of the Licensed Product in the GPC Biotech Territory. “Recall Costs” means all reasonable (i) internal and external costs and expenses incurred to collect Licensed Product already on the market at whatever level (e.g. from wholesalers, distributors, pharmacists, medical doctors, patients, etc.), including handling and transportation costs, (ii) costs and expenses incurred to destroy or return to GPC Biotech (or

GPC Biotech’s designee) defective quantities of Licensed Product (whether still stored at Yakult’s facilities or collected from the market), (iii) costs and expenses incurred to replace all defective quantities of Licensed Product at all levels of the market and (iv) credits or reimbursements extended to customers.

ARTICLE 10

CONFIDENTIALITY AND NON-DISCLOSURE

10.1 Confidentiality Obligations. During the term of this Agreement and for a period of ten (10) years following termination or expiration hereof, each Party shall, and shall cause its officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement. “Confidential Information” means any information provided by one Party to another in connection with this Agreement (whether before or after the Effective Date), including the terms of this Agreement; provided, however, (a) all Product-Specific Inventions shall be Confidential Information of GPC Biotech, (b) all GPC Biotech Regulatory Documentation shall be Confidential Information of GPC Biotech, (c) all Yakult Regulatory Documentation shall be Confidential Information of Yakult and (d) the terms of this Agreement and all Joint Know-How and Joint Inventions (subject to the Parties’ rights under Section 7.1.5) shall, with respect to GPC Biotech, be Confidential Information of Yakult and, with respect to Yakult, be Confidential Information of GPC Biotech. All Clinical Data shall be the Confidential Information of the Party that owns such data or information, regardless of which of which Party furnished such data or information. Notwithstanding the foregoing, Confidential Information shall not include any information that:

10.1.1 is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of receiving Party;

10.1.2 can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to said information;

10.1.3 is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information;

10.1.4 has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

10.1.5 can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

10.2 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

10.2.1 Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

10.2.2 Made by the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures, to the extent available, shall be taken to assure confidential treatment of such information;

10.2.3 Made by either Party or its Affiliates or, solely with respect to GPC Biotech, its sublicensees, to Third Parties as may be necessary or useful in connection with the Development, Manufacture or Commercialization of the Licensed Compound or the Licensed Product, to the extent permitted or contemplated hereunder, or otherwise in connection with the performance of its obligations or exercise of its rights (including, with respect to GPC Biotech, its rights under Sections 2.2 and 2.4 or disclosures to Spectrum or Pharmion) as contemplated by this Agreement, including subcontracting and sublicensing transactions in connection therewith; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information comparable to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 10; or

10.2.4 Made by the receiving Party to existing or potential acquirers or merger candidates; existing or potential pharmaceutical collaborators or potential sublicensees; investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or Affiliates; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information comparable to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 10.

10.3 Use of Name. Except as expressly set forth in Section 2.1.5, neither Party shall mention or otherwise use the name, insignia, symbol, Trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law.

10.4 Press Releases. Press releases or other similar public communication by either Party relating to this Agreement shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by Applicable Law, disclosures of information for which consent has previously been obtained, information that has been previously disclosed publicly or as otherwise set forth in this Agreement; provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof. For clarity, a Party shall have the right to make non-substantive, non-material modifications to any press release or similar public communication after the other Party’s approval has been obtained.

10.5 Patient Information. The Parties agree to abide (and to cause their respective Affiliates to abide) and to take (and to cause their respective Affiliates to take) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law concerning the confidentiality or protection of patient identifiable information and/or patient’s protected health information.

10.6 Publications. Neither Party shall publish or present publicly the results of studies carried out under this Agreement without the opportunity for prior review by the other Party in accordance with the provisions set forth in this Section 10.6.

10.6.1 GPC Biotech shall have the right to review any paper proposed for publication, including any oral presentation or abstract and any confidential submission for review of a paper or an abstract (each, a “Publication”) by Yakult, which pertains to results of Clinical Studies, Post Approval Studies or other studies with respect to the Licensed Product or includes other data generated under this Agreement or which includes Confidential Information of GPC Biotech, all in accordance with Section 10.6.2. Solely in the event that GPC Biotech proposes to include in a Publication Clinical Data generated by Yakult under this Agreement or any Yakult Confidential Information, Yakult shall have, solely with respect to the references to such Clinical Data or Yakult Confidential Information in such Publication, the right to review any such Publication, all in accordance with Section 10.6.2.

10.6.2 The publishing or presenting Party shall deliver a complete copy of the Publication to the other Party at least thirty (30) days prior to submitting the paper to a publisher or making the presentation (as the case may be). The other Party shall review any such Publication and give its comments to the publishing or presenting Party within fifteen (15) days of the delivery thereof, making reasonable efforts to expedite review of oral presentation materials and abstracts. Failure to respond within such fifteen (15) days shall be deemed approval to publish or present. In any event, upon the other Party’s request, the publishing or presenting Party shall delete references to the other Party’s Confidential Information in any such Publication and shall withhold publication of any such Publication for an additional sixty (60) days in order to permit the other Party to file an application for a Patent or other Intellectual Property Right if such Party deems it necessary. Any Publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

10.6.3 Yakult shall use commercially reasonable efforts to cause investigators and institutions participating in Clinical Studies and Post Approval Studies for the Licensed Product with which it contracts to agree to terms substantially similar to those set forth in this Section, which efforts shall satisfy Yakult’s obligations under this Section with respect to such investigators and institutions.

10.7 Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such other Party does not retain rights hereunder: (a) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain (a) one copy of such Confidential Information for archival purposes and as reasonably necessary to demonstrate compliance with the terms and conditions of this Agreement and (b) such additional copies of or any computer records or files containing such Confidential Information that have been created solely by the Returning Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Returning Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 10.1.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party that as of the Effective Date:

11.1.1 Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

11.1.2 Litigation. Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated or that by conducting the activities as contemplated herein such Party would violate, any of the Patent or Intellectual Property Rights of any other Person.

11.1.3 Consents and Approvals. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

11.1.4 Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or limited partnership agreement or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

11.2 Additional Representations, Warranties and Covenants of Yakult. Yakult represents, warrants and covenants to GPC Biotech that, as of the Effective Date:

11.2.1 Yakult is a Japanese company duly organized and in good standing under the laws of Japan and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

11.2.2 Neither Yakult nor any of its Affiliates has been debarred or is subject to debarment and neither Yakult nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred or similarly disqualified under Applicable Law in the United States or in Japan, including under the Pharmaceutical Affairs Law. Yakult shall inform GPC Biotech in writing immediately if it or any Person who is performing services hereunder is so debarred or disqualified, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Yakult’s Knowledge, is threatened, relating to the debarment or disqualification of Yakult or any Person performing services hereunder.

11.3 Additional Representations, Warranties and Covenants of GPC Biotech. GPC Biotech represents, warrants and covenants to Yakult that, as of the Effective Date:

11.3.1 GPC Biotech is a corporation duly organized under the laws of Germany and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement.

11.3.2 Neither GPC Biotech nor any of its Affiliates has been debarred or is subject to debarment and neither GPC Biotech nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred or similarly disqualified under Applicable Law in the United States or in Japan, including under the Pharmaceutical Affairs Law. GPC Biotech shall inform Yakult in writing immediately if it or any Person who is performing services hereunder is so debarred or disqualified, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of GPC Biotech’s Knowledge, is threatened, relating to the debarment or disqualification of GPC Biotech or any Person performing services hereunder.

11.3.3 GPC Biotech Controls the Patents listed on Exhibit A and the GPC Biotech Know-How, and is entitled to grant the licenses specified herein. Except for any obligation of GPC Biotech or any of its Affiliates under the German act on employees’ inventions (Gesetz über Arbeitnehmererfindungen) or corresponding laws in other jurisdictions, the requirements of which, to GPC Biotech’s Knowledge, have been satisfied, GPC Biotech has not caused any GPC Biotech Patent to be subject to any liens or encumbrances and GPC Biotech has not granted to any Third Party any rights or licenses under any of the GPC Biotech Know-How or GPC Biotech Patents that would conflict with the licenses granted to Yakult hereunder. To GPC Biotech’s Knowledge, neither the Development nor Commercialization of the Licensed Product in the Field in Japan as currently conducted by GPC Biotech or as contemplated by this Agreement does or would infringe or result in the misappropriation of any Patent or other Intellectual Property Rights of any Third Party.

11.3.4 To GPC Biotech’s Knowledge, the GPC Biotech Patents in Japan have been procured or are being procured from the respective Patent Offices in accordance with Applicable Law.

11.3.5 GPC Biotech has no Knowledge of any actual infringement or threatened infringement of the GPC Biotech Patents or GPC Biotech Know-How in Japan by any Person.

11.3.6 GPC Biotech has no Knowledge of any claim or litigation that has been brought or threatened in writing by any Person alleging that (a) the GPC Biotech Patents or the GPC Biotech Know-How are invalid or unenforceable in Japan or (b) the Development and Commercialization of the Licensed Product in the Field in Japan as contemplated by this Agreement infringes any Patent or other Intellectual Property Right Controlled by any Third Party.

11.3.7 GPC Biotech has not, up through and including the Effective Date, Knowingly withheld (except as previously stated by GPC Biotech to Yakult) any material information, including reports of Adverse Event Experiences and warning letters from Regulatory Authorities, in GPC Biotech’s possession from Yakult in response to Yakult’s reasonable inquiries in connection with its due diligence relating to the Licensed Compound, Licensed Product, this Agreement and the underlying transaction. To GPC Biotech’s Knowledge, the clinical data related to Licensed Product in the Field that GPC Biotech has provided to Yakult prior to the Effective Date was, when access was provided to Yakult, up-to-date and accurate in all material respects and GPC Biotech has provided Yakult with any material updates to such clinical data that have occurred since the time such access was provided to Yakult.

11.4 The Spectrum Agreement and J-M License Agreement.

11.4.1 Representations and Warranties of GPC Biotech Concerning the Spectrum Agreement and the J-M License Agreement. GPC Biotech represents and warrants to Yakult that, as of the Effective Date:

(a) The Spectrum Agreement is in full force and effect and has not been modified or amended, except that no representation or warranty relating to the Spectrum Agreement is made with respect to Spectrum or matters solely within the control or direction of Spectrum that are not known to GPC Biotech;

(b) To the best of GPC Biotech’s Knowledge, the J-M License Agreement is in full force and effect and has not been modified or amended in any manner that would conflict with the terms of this Agreement, except that no representation or warranty relating to the J-M License Agreement is made with respect to J-M or Spectrum or matters solely within the control or direction of J-M and Spectrum;

(c) To the best of GPC Biotech’s Knowledge, GPC Biotech is not in default with respect to a material obligation under the Spectrum Agreement;

(d) Spectrum filed a demand for arbitration and statement of claims with the American Arbitration Association on December 12, 2006, in which Spectrum asserts that (i) GPC Biotech has breached the Spectrum Agreement, (ii) Spectrum has a basis for termination of the Spectrum Agreement, and (iii) termination of the Spectrum Agreement would result in transfer to Spectrum of all GPC Biotech’s rights and duties under the Pharmion Agreement;

(e) Section 15.7 of the Spectrum Agreement requires that upon any termination of the Spectrum Agreement, all sublicenses granted by GPC Biotech, which would include this Agreement with Yakult, shall be automatically assigned to Neotherapeutics Inc. (now Spectrum), which shall thereafter receive all benefits and have all obligations under the sublicenses as in the place and stead of GPC Biotech; and

(f) GPC Biotech has not waived or allowed to lapse any of its rights under the Spectrum Agreement, and no such rights have lapsed or otherwise expired or been terminated.

11.4.2 GPC Biotech’s Obligations Concerning the Spectrum Agreement. GPC Biotech agrees that during the term of this Agreement:

(a) GPC Biotech shall use Commercially Reasonable Efforts to fulfill its obligations under the Spectrum Agreement to the extent that failure to do so would adversely affect Yakult or its rights hereunder;

(b) Without prior notice to Yakult and Yakult’s prior written consent, GPC Biotech shall not enter into any subsequent agreement with Spectrum that modifies or amends the Spectrum Agreement in any way that would reasonably be expected to adversely affect Yakult’s rights or economic interest under this Agreement, including by increasing Yakult’s obligation under this Agreement for any payment and royalty obligations, or any additional payment or royalty not already undertaken. GPC Biotech shall provide Yakult with a copy for Yakult’s prior review of all such proposed modifications to or amendments of the Spectrum Agreement and all other material modifications to or amendments of the Spectrum Agreement, regardless of whether Yakult’s consent was required with respect thereto; provided that GPC Biotech may redact confidential portions of any such modifications and amendments to the extent that they do not impair Yakult’s ability to exercise and enjoy its rights and benefits under this Agreement;

(c) GPC Biotech shall not terminate the Spectrum Agreement in whole or with respect to Japan, without Yakult’s prior written consent;

(d) GPC Biotech shall promptly furnish Yakult with copies of all reports and other communications GPC Biotech receives from Spectrum that directly relate to the subject matter of this Agreement, provided that GPC Biotech may redact confidential portions of any such reports and communications to the extent that they do not relate to the subject matter of this Agreement;

(e) GPC Biotech shall promptly furnish Yakult with copies of all reports and other communications that GPC Biotech furnishes to Spectrum that directly relate to the subject of this Agreement, and to the extent any such reports or communications relate to the efforts of Yakult under this Agreement, GPC Biotech shall give Yakult a reasonable opportunity to review and comment upon such reports or communications before they are transmitted to Spectrum, provided that GPC Biotech may redact confidential portions of any such reports and communications to the extent that they do not relate to the subject matter of this Agreement;

(f) GPC Biotech has provided Yakult with copies of all notices of breach served by Spectrum on GPC Biotech as of the Effective Date. In addition, GPC Biotech shall furnish Yakult with copies of all notices received by GPC Biotech relating to any alleged breach or default by GPC Biotech under the Spectrum License Agreement within three (3) Working Days after GPC Biotech’s receipt thereof, and, if GPC Biotech cannot or chooses not to cure or otherwise resolve any such alleged breach or default that relates to the subject matter of this Agreement, GPC Biotech shall so notify Yakult within five (5) Working Days thereafter and allow Yakult, in Yakult’s sole discretion, to cure or otherwise resolve any such alleged breach or default; and

(g) GPC Biotech, acting in its capacity as licensee of Spectrum and sublicensor of Yakult, shall allow Yakult to enjoy the direct benefit of all of GPC Biotech’s affirmative rights, to the extent they relate to the Spectrum Development Technology and Spectrum Licensed Technology (as each is defined in the Spectrum Agreement) and to Japan, all to the extent that Spectrum has the right to license or otherwise make available such Patent or Know-how and Inventions to GPC Biotech.

11.4.3 Yakult’s Right under Termination of the Spectrum Agreement. In the event of any final decision in the arbitration addressed above in Section 11.4.1(d) on the merits of Spectrum’s claim of breach of the Spectrum Agreement by GPC Biotech, that entitles Spectrum to terminate the Spectrum Agreement either in its entirety or with respect to Japan, Yakult shall have a right to terminate this Agreement. Such right to terminate may be exercised within ninety (90) days after receipt by Yakult of (i) all documentation issued by the arbitrators accompanying and referred to in their decision and (ii) any information reasonably requested by Yakult from GPC Biotech or Spectrum that Yakult deems it necessary to consider with respect to Yakult’s rights, obligations, and interests as may be affected by the results of the arbitration. For clarity, termination by Yakult pursuant to this Section 11.4.3 shall not constitute termination by Yakult for breach by GPC Biotech, but shall be considered termination by Yakult under Section 13.3.

11.5 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 12

INDEMNITY

12.1 Indemnification of GPC Biotech. Yakult shall indemnify GPC Biotech, its Affiliates and their respective directors, officers, members of supervisory and management boards, employees, licensors and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Yakult or its Affiliates of any term of this Agreement; (b) the negligence, gross negligence, or intentional misconduct on the part of Yakult or its Affiliates in performing their obligations under this Agreement; or (c) the Development, Commercialization or other use by Yakult or its Affiliates of the Licensed Compound or the Licensed Product, except for those Losses which GPC Biotech has an obligation to indemnify Yakult pursuant to Section 12.2 or under the Quality Agreement, as to which Losses each Party shall indemnify the other to the extent of their respective liability; provided, however, that Yakult shall not be obligated to indemnify GPC Biotech for any Losses to the extent that such Losses arise as a result of gross negligence or intentional misconduct on the part of GPC Biotech or any of its Affiliates.

12.2 Indemnification of Yakult. GPC Biotech shall indemnify Yakult, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by GPC Biotech of this Agreement; (b) the negligence, gross negligence, or intentional misconduct on the part of GPC Biotech in performing its obligations under this Agreement; or (c) the Development, Commercialization or other use by GPC Biotech of the Licensed Compound or Licensed Product in the Territory, except for those Losses for which Yakult has an obligation to indemnify GPC Biotech and its Affiliates pursuant to Section 12.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses; provided, however, that GPC Biotech shall not be obligated to indemnify Yakult for any Losses to the extent that such Losses arise as a result of gross negligence or intentional misconduct on the part of Yakult or any of its Affiliates.

12.3 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section 12.1 or 12.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

12.4 Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 12.4.1, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Third Party Claims incurred by the indemnifying Party in its defense of the Third Party Claim.

12.4.1 Right to Participate in Defense. Without limiting Section 12.4 above, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless, subject to the consent of an insurer, if applicable, (a) the employment thereof has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.4 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

12.4.2 Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld or delayed.

12.4.3 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

12.4.4 Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

12.5 Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO LOSSES INDEMNIFIED UNDER SECTION 12.1 OR 12.2, NO PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, MILESTONES OR ROYALTIES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING

OUT OF (a) THE DEVELOPMENT, MANUFACTURE, COMMERCIALIZATION OR OTHER USE OF THE LICENSED PRODUCT OR LICENSED COMPOUND UNDER THIS AGREEMENT, (b) THE USE OF OR REFERENCE TO ANY PATENTS, INFORMATION, CLINICAL DATA, INTELLECTUAL PROPERTY RIGHT OR REGULATORY DOCUMENTATION OR (c) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

12.6 Insurance. Each Party shall have and maintain such type and amounts of liability insurance covering the Manufacture, Development, use and sale of the Licensed Product as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Each Party shall provide the other Party thirty (30) days’ advance written notice of the termination of coverage in its insurance program. Without limiting the generality of the foregoing, at a minimum, Yakult shall maintain during any period in which Yakult has indemnification obligations to GPC Biotech, (a) products liability/completed operations coverage with a minimum indemnity limit of Two Billion Four Hundred Million Japanese Yen (JPY 2,400,000,000) per claim and in the aggregate and (b) a global logistics insurance policy with a minimum indemnity limit of One Billion Japanese Yen (JPY 1,000,000,000) per occurrence and insurance on product inventory at processor locations of One Billion Two Hundred Million Japanese Yen (JPY 1,200,000,000) per occurrence. Such policies shall (x) be provided by insurance carrier(s) reasonably acceptable to GPC Biotech, and (y) show GPC Biotech as additional insured and loss payee, as its interests may appear. Such policies shall remain in effect throughout the term of this Agreement and shall not be cancelled or subject to a reduction of coverage without the prior written authorization of GPC Biotech. Should Yakult at any time or for any reason fail to obtain the insurance required herein, or should such insurance be cancelled or reduced below the above limits, GPC Biotech shall have the right to procure the same at Yakult’s expense. GPC Biotech shall have the right to offset any such expense that is owed by Yakult but not paid against any payments owed by GPC Biotech, if any, under this Agreement.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall commence upon the Effective Date and shall continue unless and until terminated in accordance with this Article 13.

13.2 Termination of this Agreement in its Entirety for Material Breach.

13.2.1 Notice.

(a) In the event that either Party believes that the other Party is in breach of any of its material obligations under this Agreement, then such Party (the “Non-Breaching Party”) may deliver notice specifying such breach and its claim of right to terminate to the other Party (the “Notified Party”). In the case of a payment default of amounts not subject to a good faith Dispute by Yakult, Yakult shall have ten (10) days to cure such default.

(b) Based on the breach and claim of right to terminate specified in the notice delivered under subsection (a) (except in the case of a payment default), the Parties shall enter into good faith negotiations to seek a mutually agreeable resolution for a period of not more than sixty (60) days.

(c) If a resolution under subsection (b) is not attained within sixty (60) days, the Notified Party shall have thirty (30) days to cure such breach.

(d) If such breach cannot be cured within such thirty (30)-day period, the Notified Party may elect to deliver to the Non-Breaching Party within such thirty (30)-day period a written plan to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing, and the Non-Breaching Party shall approve or reject, in the Non-Breaching Party’s sole and absolute discretion, such proposed plan by written notice to the Notified Party. If the Non-Breaching Party approves such proposed plan, then the thirty (30)-day cure period shall be extended in accordance with the terms of such approved plan, and the Notified Party shall use Commercially Reasonable Efforts to carry out such plan and cure the breach in accordance therewith.

13.2.2 Failure to Cure. If the Notified Party fails to cure a breach as provided for in Section 13.2.1, the Non-Breaching Party may provide notice of termination of this Agreement in its entirety immediately upon such failure, which notice shall take effect immediately upon delivery.

13.3 Termination by Yakult. If Yakult reasonably determines that it is not feasible for Yakult to pursue the Development or Commercialization of the Licensed Product in Japan due to a scientific, technical, regulatory or commercial reason, including (a) safety or efficacy concerns, including Adverse Event Experiences with respect to the Licensed Product or (b) concerns relating to the present or future marketability or profitability of the Licensed Product, then Yakult shall promptly notify GPC Biotech in writing of such determination and provide GPC Biotech with the pertinent information with respect thereto. Promptly following the receipt of such notice from Yakult, the Parties shall meet and discuss any amendments to this Agreement to address Yakult’s concerns. If the Parties are not able to agree on such amendments within ninety (90) days and if Yakult still reasonably believes that it is not feasible for Yakult to pursue the development, launch or sale of the Licensed Product in Japan, Yakult may terminate this Agreement upon ninety (90) days’ prior written notice to GPC Biotech.

13.4 Termination by GPC Biotech.

13.4.1 In the event that Yakult or any of its Affiliates, anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, (a) alleging that any claim in a GPC Biotech Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Yakult’s activities absent the rights and licenses granted hereunder or (b) that attacks, disputes or contests the validity of or ownership of a Product Trademark or any registrations issuing with respect thereto, GPC Biotech shall have the right to immediately terminate this Agreement, on written notice to Yakult; provided, however, that the foregoing shall not apply to (x) any such claim or Product Trademark that has been finally adjudged unenforceable or invalid (with no further opportunity for appeal) by a court of competent jurisdiction and (y) any defense asserted by Yakult or any of its Affiliates to any claim or action brought by [***] for infringement of any of the GPC Biotech Patents by Yakult or any of its Affiliates in connection with Yakult’s (or such Affiliate’s) Development or Commercialization of the Licensed Product in Japan as contemplated by this Agreement.

13.4.2 If Yakult or its ultimate parent corporation proposes a Change of Control, after the Effective Date and during the term of this Agreement, upon any public announcement of such proposed Change of Control, Yakult shall provide GPC Biotech with prompt written notice of the proposed Change of Control in reasonable detail (the “Yakult Change of Control Notice”). If the Change of Control that is described in the Yakult Change of Control Notice involves a Third Party that has a Competitive Program, then, unless the Parties agree otherwise in writing, Yakult (or its successor) or acquirer, as the case may be, (the “Merger Party”) shall, within forty-five (45) days after the date of the Change of Control, notify GPC Biotech whether such Merger Party intends to: (x) cease, or cause its relevant Affiliate to cease, the Competitive Program; (y) divest, or cause its relevant Affiliate to divest, whether by license or otherwise, the Competitive Program; or (z) terminate this Agreement pursuant to Section 13.3, to the extent applicable.

(a) If the Merger Party notifies GPC Biotech in writing within such forty-five (45)-day period that it intends to cease or cause its relevant Affiliate to cease the Competitive Program, the Merger Party or, if applicable, its Affiliates shall (i) promptly cease the Competitive Program as quickly as possible with due regard for patient safety and the rights of any subjects that are participants in any clinical studies or post-approval studies relating to the Competitive Program and Applicable Law; and (ii) keep GPC Biotech reasonably informed of its efforts and progress in effecting such cessation of activities and shall provide a written summary of such efforts to GPC Biotech each Calendar Quarter until completed.

(b) If the Merger Party notifies GPC Biotech in writing within such forty-five (45)-day period that it intends to divest such Competitive Program, the Merger Party or its Affiliate shall use all reasonable efforts to effect such divestiture as quickly as possible and in any event within one hundred twenty (120) days of the Merger Party’s delivery of such written notice to GPC Biotech and shall keep GPC Biotech reasonably informed of its efforts and progress in effecting such divestiture and shall provide a written summary of such efforts each Calendar Quarter until completed. If the Merger Party or its Affiliate effects such divestiture by way of one or more sublicenses, the licensor shall be entitled to receive license fees, milestones and royalties on sales of any products developed pursuant to the Competitive Program so divested, [***]. If, notwithstanding such reasonable efforts, the Merger Party is not able to effect such a divestiture within such one hundred twenty (120)-day period, it shall advise GPC Biotech in writing of its inability to effect such divestiture within such time period and shall

***	Confidential treatment requested.

instead terminate such Competitive Program as provided in Section 13.4.2(a) (and shall, as reasonably necessary, have an additional thirty (30) days within which to complete such termination).

(c) If the Merger Party notifies GPC Biotech in writing within such forty-five (45)-day period that it intends to terminate this Agreement, this Agreement shall terminate immediately upon receipt of such notice by GPC Biotech.

(d) If the Merger Party fails to provide such notice within such forty-five (45)-day period, or having provided such notice, fails to carry out the designated actions set forth in Section 13.4.2(a), (b) or (c), then, unless the Parties agree otherwise, GPC Biotech shall have the right to terminate this Agreement effective immediately upon GPC Biotech’s providing written notice thereof to the Merger Party.

13.4.3 During the term of the Agreement, in the event that Yakult or its ultimate parent corporation undergoes a Change of Control transaction and Yakult does not terminate this Agreement pursuant to Section 13.3, the Merger Party shall be bound by the obligations of this Agreement, including any Development Plan existing at the time of the consummation of the Change of Control and all diligence obligations with respect thereto. In the event that a Development Plan has not been approved by the SC prior to the consummation of the Change of Control transaction, such Merger Party shall provide a proposed Development Plan as provided in Section 3.2.1 within ninety (90) days thereof, which plan shall be subject to written approval by GPC Biotech, such approval not to be unreasonably withheld or delayed. Any Disputes regarding a Development Plan proposed pursuant to this Section (or amendments to an existing Development Plan) and all other Disputes that would have been deemed Yakult Resolved Committee Disputes in the absence of such Change of Control transaction, shall be resolved in accordance with Section 14.6.1 and any Arbitration Matters resulting therefrom shall be resolved pursuant to expedited arbitration in accordance with Section 14.6.2(b).

13.5 Termination Upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party or its ultimate parent corporation shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party or its ultimate parent corporation shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party or its ultimate parent corporation shall propose or be a party to any dissolution or liquidation, or if the other Party or its ultimate parent corporation shall make an assignment for the benefit of its creditors.

13.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Yakult or GPC Biotech are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or applicable bankruptcy laws outside the United States. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under such bankruptcy laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under such bankruptcy laws, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

13.7 Consequences of Termination. Upon any termination of this Agreement in its entirety:

13.7.1 Termination of Licenses. All licenses and sublicenses granted to Yakult by GPC Biotech under this Agreement shall terminate, and Yakult and its Affiliates shall have no further right in or to the GPC Biotech Patents, or to use the GPC Biotech Know-How, Product Trademarks or GPC Biotech’s Corporate Names. Except as provided in Section 13.7.2, all licenses and sublicenses granted to GPC Biotech by Yakult under this Agreement shall terminate, GPC Biotech and its Affiliates shall have no further right in or to the Yakult Patents, or to use the Yakult Know-How.

13.7.2 License Grant to GPC Biotech. Yakult shall and does hereby automatically and without any further consideration grant to GPC Biotech with effect from the effective date of termination a perpetual, irrevocable, non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses (through multiple tiers of sublicensees), under the Joint Patents (to the extent Controlled by Yakult), Joint Know-How (to the extent Controlled by Yakult), Yakult Know-How and Yakult Patents, solely to Develop, Manufacture, Commercialize and otherwise use the Licensed Compound and the Licensed Product; provided, however, that (a) upon the Initial Regulatory Approval of Satraplatin in the United States, such license shall automatically become, with respect to the GPC Biotech Territory, a perpetual, irrevocable, exclusive (including with regard to Yakult and its Affiliates), royalty-free license, with the right to grant sublicenses (through multiple tiers of sublicensees); and (b) with respect to Japan, at GPC Biotech’s option, such license shall become a perpetual, irrevocable, exclusive (including with regard to Yakult and its Affiliates), royalty-bearing license, with the right to grant sublicenses (through multiple tiers of sublicensees), subject to an agreement by the Parties on an applicable royalty rate and other related terms and conditions to be negotiated in good faith.

13.7.3 Retention of Payments. Any payments received by GPC Biotech under Sections 6.1 and 6.2 prior to the effective date of termination shall be retained by GPC Biotech.

13.7.4 Ceasing Development and Commercialization of Licensed Product. Upon any termination of this Agreement, Yakult shall, and shall cause its Affiliates to, promptly end all Clinical Studies or Post Approval Studies for the Licensed Product being conducted as of the effective date of termination with respect to enrolled subjects in an orderly and prompt manner in accordance with Applicable Law, including any required follow-up treatment with previously enrolled subjects, and all other Development or Commercialization of the Licensed Product by Yakult and its Affiliates under this Agreement shall promptly cease.

13.7.5 Transfer of Regulatory Documentation and Clinical Data. In the event of any termination of this Agreement, Yakult shall and does hereby automatically and without any further consideration relinquish its rights hereunder and assign and cause its Affiliates to assign to GPC Biotech (or its designee) without further compensation therefor, all right, title and interest, if any, in and to all Clinical Data, Regulatory Documentation and Regulatory Approvals (including all Yakult Regulatory Documentation) relating to the Licensed Product.

13.7.6 Return of Information and Materials. Without limitation to Section 10.7, and except as provided in Sections 13.7.5 and 13.7.7, each Party (the “Returning Party”), at the request of the other Party, shall return or, at the election of the other Party, use reasonable efforts to destroy, and thereafter provide to the other Party written certification evidencing such destruction, all data, files, records and other materials in its possession or control containing or comprising the other Party’s Information, inventions, Improvements, Clinical Data, Regulatory Documentation or other Confidential Information with respect to the Licensed Product, except that each Party may retain (a) one copy of such data, files or materials for archival purposes and as reasonably necessary to demonstrate compliance with the terms and conditions of this Agreement and (b) such additional copies of or any computer records or files containing such data, files or materials that have been created solely by the Returning Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Returning Party’s standard archiving and back-up procedures, but not for any other use or purpose.

13.7.7 Sale of Inventory. In the event of any termination of this Agreement, Yakult shall have the right for twelve (12) months after the effective date of such termination to dispose of all Licensed Product then in its inventory, as though this Agreement had not terminated. For the avoidance of doubt, Yakult shall continue to make Royalty Payments thereon as provided in Article 6 as if this Agreement had not been terminated. Notwithstanding the foregoing, in the event of termination by GPC Biotech pursuant to Section 13.2, then, at GPC Biotech’s request, Yakult shall, at Yakult’s cost and expense, transfer to GPC Biotech or destroy all of Yakult’s inventory and work-in process of the Licensed Product.

13.7.8 Assistance. Without limiting GPC Biotech’s rights under other provisions of this Article 13, in the event of any termination pursuant to this Article 13, Yakult shall, and shall cause its Affiliates to, at the request of GPC Biotech, provide GPC Biotech with such assistance as is reasonably necessary to effectuate a smooth and orderly transition of any such Development and Commercialization activities, including any ongoing Clinical Studies or Post Approval Studies, to GPC Biotech or its designee so as to minimize any disruption of such activities, including, at the request of GPC Biotech, the assignment of any Clinical Data, Regulatory Documentation and related contracts, and the transfer of any materials related to the Licensed Product. In performing its obligations under this Section 13.7.8, Yakult shall, and shall cause its Affiliates to, cooperate with GPC Biotech to effect such transfers and assignments in an orderly fashion and shall provide to GPC Biotech or its designee any copies of relevant documents and rights of reference or access necessary to allow GPC Biotech to Develop, Manufacture, Commercialize and otherwise use the Licensed Compound and Licensed Product in Japan. Reasonable expenses under this Section shall be borne by Yakult in the event of termination by GPC Biotech, and by GPC Biotech in the event of termination by Yakult. Assistance by Yakult under this Section shall not be required beyond hundred eighty (180) days from the date of termination.

13.8 Accrued Rights; Surviving Obligations.

13.8.1 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

13.8.2 Survival. Without limiting the foregoing, Articles 7, 10 and 12, and Sections 2.2, 3.3.5, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7 (each of Sections 6.2 through 6.7, solely as provided in Section 13.7.7), 6.8, 6.9, 6.10, 6.11, 11.5, 13.6, 13.7, 14.2, 14.5, 14.6, 14.7, 14.10, 14.11, 14.13, 14.14, 14.16, 14.17 and this Section 13.8 shall survive the termination or expiration of this Agreement for any reason.

13.8.3 Remedies. All remedies provided hereunder are cumulative and concurrent, and are in addition to all other available remedies at law or in equity; provided, however, that a Party shall not seek to avail itself of such other remedies (except for any equitable remedy) during any cure period under this Agreement. This Section shall be specifically enforceable.

13.9 Termination of Spectrum Agreement. Upon any termination of the Spectrum Agreement with respect to Japan or in its entirety, including a termination arising out of a material breach by GPC Biotech decided under Section 15 of the Spectrum Agreement, the sublicense granted by GPC Biotech to Yakult under this Agreement shall be, as provided in Section 15.7 of the Spectrum Agreement regarding survival of sublicenses, automatically assigned to Spectrum. Spectrum shall thereafter receive all benefits of GPC Biotech and be obligated to perform all covenants of GPC Biotech under this Agreement in the place and stead of GPC Biotech, and GPC Biotech shall not retain any such rights and duties. Yakult shall thereafter receive all of its benefits and be obligated to perform all of its covenants under this Agreement for the benefit of Spectrum, and shall in no event incur, merely as the result of the assignment of this Agreement to Spectrum, any obligation for any additional payments or royalties or any other financial obligation not already provided for in this Agreement.

13.10 Change of Control of GPC Biotech. In the event that GPC Biotech undergoes a Change of Control after the Effective Date and during the term of this Agreement, the Merger Party shall be bound by the obligations of this Agreement and shall expressly assume performance of such rights or obligations in a writing delivered to Yakult within thirty (30) days after such Change of Control becomes effective.

ARTICLE 14

MISCELLANEOUS

14.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such force majeure event lasts for more than ninety (90) days, such other Party shall have the right to terminate this Agreement upon sixty (60) days written notice to the non-performing Party.

14.2 Non-Solicitation. During the term of this Agreement and for a period of one (1) year thereafter, neither Party shall actively recruit or solicit any employee of the other Party or its Affiliates. For the avoidance of doubt, nothing shall limit a Party from engaging in general recruitment efforts through advertisements or recruiting through “head-hunters” so long as the employees of the other Party and its Affiliates are not specifically targeted in such recruitment effort.

14.3 Assignment. Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (a) GPC Biotech may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, to the purchaser of its rights to the GPC Biotech Patents, GPC Biotech Know-How, GPC Biotech Regulatory Documentation or Product Trademarks or to its successor entity or acquirer in the event of a merger, consolidation or change in control of GPC Biotech and (b) subject to Sections 13.4.2 and 13.4.3, Yakult may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or to its successor entity or acquirer in the event of a merger, consolidation or Change of Control of Yakult; provided further that in either case ((a) or (b)), the assigning Party remains jointly and severally liable with the relevant Affiliate or Third Party assignee under this Agreement. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of GPC Biotech or Yakult, as the case may be.

14.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

14.5 Governing Law, Jurisdiction, Venue and Service.

14.5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

14.5.2 Jurisdiction. Subject to Sections 14.6 and 14.10, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

14.5.3 Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.5.4 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.7.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

14.6 Dispute Resolution. Except with respect to Yakult Resolved Committee Matters, GPC Biotech Resolved Committee Matters, any dispute governed by Section 6.10 or as otherwise expressly provided herein, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 14.6.

14.6.1 General. Either Party shall have the right to refer any such Dispute to the Chief Executive Officer of GPC Biotech and the Senior Managing Director of Yakult who shall confer on the resolution of the issue. Any final decision mutually agreed to by such representatives shall be conclusive and binding on the Parties. If such officers are not able to agree on the resolution of any such issue within fifteen (15) Working Days after such issue was first referred to them, either Party may, by written notice to the other Party, elect to initiate arbitration pursuant to Section 14.6.2(a) for purposes of having the matter settled, except with respect to Litigable Matters, which shall be resolved in accordance with Section 14.6.3.

14.6.2 Arbitration. Any arbitration under this Agreement (each an “Arbitration Matter”) shall be administered by the International Chamber of Commerce under its Rules of Arbitration then in effect (the “Arbitration Rules”) and as otherwise described in this Section 14.6.2. The arbitration shall take place in (x) New York, New York, if Yakult elected to initiate arbitration, or (y) Tokyo, Japan, if GPC Biotech elected to initiate arbitration, provided that in any event, (1) the laws of the State of New York, excluding any conflicts or choice of law rule or principle, shall apply and (2) the proceedings shall be conducted in English.

(a) Full Arbitration. Unless Section 14.6.2(b) is applicable, the following procedures shall apply:

(i) The Parties shall appoint three arbitrators by mutual agreement. If the Parties cannot agree on the appointment of one or more arbitrators within thirty (30) days of the demand for arbitration, such arbitrator(s) shall be appointed in accordance with the Arbitration Rules.

(ii) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the Arbitration Matter is otherwise resolved. Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the Arbitration Matter pursuant to this Section 14.6.2. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the Dispute submitted to such arbitration in accordance with this Agreement; provided, however, that the arbitrators shall not have the power to alter, amend or otherwise affect the terms or the provisions of this Agreement. Judgment upon any award rendered pursuant to this Section may be entered by any court having jurisdiction over the Parties’ other assets.

(iii) Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrators’ fees and any administrative fees of arbitration.

(iv) Except to the extent necessary to confirm an award or decision or as may be required by Applicable Law, neither Party may, and the Parties shall instruct the arbitrators not to, disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Arbitration Matter would be barred by the applicable New York statute of limitations.

(v) The Parties hereby agree that any payment to be made by a Party pursuant to a decision of the arbitrators shall be made in Euros, free of any tax or other deduction. The Parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding determination of the Arbitration Matters presented and the Parties hereby waive the right to contest the award in any court or other forum.

(b) Expedited Arbitration. To the extent the Arbitration Matter involves a Dispute pursuant to the last two sentences of Section 13.4.3 or any other matter that is expressly referred to expedited arbitration elsewhere in this Agreement, the procedures set forth in Section 14.6.2(a) shall apply, except that the following procedures shall also apply:

(i) For purposes of arbitration under this Section 14.6.2(b), the arbitrator shall appointed pursuant to Section 14.6.2(a)(i), but shall be a single independent, conflict-free arbitrator (such arbitrator, the “Expert”), who shall have sufficient background, expertise and experience to resolve the Arbitration Matter.

(ii) Each Party shall prepare and submit a written summary of such Party’s position and any relevant evidence in support thereof to the Expert within thirty (30) days of the selection of the Expert. Within thirty (30) days after receipt of such summaries by the Expert, the Expert shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable to the Parties in light of the totality of the circumstances and shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. For purposes of clarity, the Expert shall only have the right to select a resolution proposed by one of the Parties in its entirety and without modification.

14.6.3 Litigable Matters. All Litigable Matters (including any Unresolved Committee Matter that is a Litigable Matter) shall, at the election of either Party, be decided by litigation in accordance with Section 14.5, provided that any Litigable Matter regarding the validity, scope, enforceability, inventorship or ownership of Intellectual Property Rights shall be submitted by either Party to a court of competent jurisdiction in the country in which such rights apply.

14.7 Notices.

14.7.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.7. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the third business day (at the place of delivery) after deposit with an internationally recognized courier service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 14.7 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.7.2 Address for Notice.

If to Yakult, to:		If to GPC Biotech, to:

Yakult Honsha Co. Ltd.		GPC Biotech AG
6F Ginza-Kobiki Bldg,		Fraunhoferstrasse 20
16-21, Ginza 7-Chome		82152 Martinsried/Munich, Germany
Chuo-ku, Tokyo, 104-0061, Japan		Attention:	Chief Executive Officer
Attention:	Senior Managing Director	Facsimile:	+49 89 85 65 2610
Facsimile:	+81-3-3544-8081
with a copy to:
with a copy to:
GPC Biotech Inc.
Yakult Honsha Co. Ltd.		101 College Road East
6F Ginza-Kobiki Bldg,		Princeton, NJ 08540, U.S.A.
16-21, Ginza 7-Chome		Attention:	General Counsel
Chuo-ku, Tokyo, 104-0061, Japan		Facsimile:	+1 609 524 1089
Attention:	General Manager
Facsimile:	+81-3-3544-8081

14.8 Entire Agreement. This Agreement, together with the Exhibits attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

14.9 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.10 Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Article 10 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Article 10 may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Article 10, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 14.10 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

14.11 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

14.12 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

14.13 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.14 Relationship of the Parties. It is expressly agreed that GPC Biotech, on the one hand, and Yakult, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither GPC Biotech, on the one hand, nor Yakult, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably withheld or delayed. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

14.15 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each party hereto as if they were original signature.

14.16 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Exhibit shall mean references to such Article, Section or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

14.17 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

GPC BIOTECH AG	YAKULT HONSHA CO., LTD.

Signature:	Signature:
Name:	Name:	Sumiya Hori
Title:	Title:	President

Signature:
Name:
Title:

EXHIBIT A

GPC BIOTECH PATENTS

Japanese Patent 2-781403

Japanese Patent 7-100870 (pending)

Japanese Patent 8-40892